UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Floor & Decor Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
March 23, 2026
Dear Stockholder,
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Floor & Decor Holdings, Inc. (the “Company”) to be held on Wednesday, May 6, 2026 at 1:00 P.M. Eastern Time. The Annual Meeting will be held by remote communication in a virtual format at: www.virtualshareholdermeeting.com/FND2026. Stockholders of record as of the close of business on March 16, 2026, or “street name” holders that hold a legal proxy, broker’s proxy card or voting information form provided by their bank, broker or nominee, can attend the Annual Meeting by accessing www.virtualshareholdermeeting.com/FND2026 and entering the 16-digit control number included in their proxy card, voting instruction form, or notice of internet availability. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
During the Annual Meeting, if you log in using your 16-digit control number, you will be able to vote by following the instructions on the virtual meeting website at www.virtualshareholdermeeting.com/FND2026. Even if you plan to attend the Annual Meeting, however, we recommend that you vote in advance so your vote will be counted if you later decide not to attend.
The agenda for the Annual Meeting includes:
•the election of 11 directors for a one-year term expiring in 2027 (Proposal 1);
•the ratification of Ernst & Young LLP as independent auditors for our 2026 fiscal year (Proposal 2);
•an advisory vote to approve the compensation paid to our named executive officers for the fiscal year ended December 25, 2025 (commonly known as a “Say-on-Pay” proposal) (Proposal 3);
•the approval of our Amended & Restated 2017 Stock Incentive Plan (Proposal 4); and
•such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
The Company’s Board of Directors recommends a vote FOR the election of the 11 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, FOR the approval, on an advisory basis, of compensation paid to our named executive officers for the fiscal year ended December 25, 2025, and FOR the approval of the Amended & Restated 2017 Stock Incentive Plan.
Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting and how to vote your shares. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. On behalf of the Company, I would like to express our appreciation for your ongoing interest in Floor & Decor Holdings, Inc.

Very truly yours, Bradley S. Paulsen Chief Executive Officer

AT A GLANCE
Floor & Decor is a high-growth, differentiated, multi-channel specialty retailer of hard surface flooring and related accessories and seller of commercial surfaces. We focus on providing our customers with a broad, trend-forward assortment with in-stock inventory, using an everyday low price strategy and good/better/best merchandise selection. We have a customer service-oriented sales culture with a focus on the professional, or “Pro”, customer; a sophisticated, direct sourcing global supply chain; and a management team with a strong track record.
Our growth strategy focuses on several pillars that we believe are key to achieving our long-term sales and earnings growth:

Pillars of Growth

Open warehouse-format stores in new and existing markets	Increase comparable store sales	Enhance our “connected customer” experience	Continue to invest in the Pro customer	Continue to invest in design services	Expand our sales in commercial surfaces

Enhance margins through increased operating leverage
Our investment priorities to support these pillars of growth are focused first on our core business, then on additional growth initiatives, which may include acquisitions. Our investments are expected to achieve a desirable rate of return over the long term.
Fiscal 2025 Performance
Despite a persistent challenging macroeconomic environment in the fiscal year ended December 25, 2025 (“Fiscal 2025”), we focused on continuing our growth, controlling costs, and positioning our Company for success when macroeconomic conditions improve. Our results are reflected in the following:
•the Company opened 20 new warehouse-format stores;
•net sales increased 5.1% to $4,684.1 million in Fiscal 2025, compared to $4,455.8 million in the fiscal year ended December 26, 2024 (“Fiscal 2024”); and
•gross margin increased 30 basis points to 43.6% in Fiscal 2025, compared to 43.3% in Fiscal 2024.
For more information on our financial results for Fiscal 2025, see our Annual Report on Form 10-K for the fiscal year ended December 25, 2025, filed with the SEC on February 19, 2026.
Warehouse-Format Store Count
The chart below shows the total number of our warehouse-format stores at the end of each of the last five fiscal years.

FLOOR & DECOR HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2026

TIME	1:00 P.M. Eastern Time on Wednesday, May 6, 2026

PLACE	www.virtualshareholdermeeting.com/FND2026

ITEMS OF BUSINESS
(1)To elect 11 directors for a one-year term expiring at the 2027 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).
(2)To ratify the appointment of Ernst & Young LLP as independent auditors for our 2026 fiscal year (Proposal 2).
(3)To approve, by non-binding vote, the compensation paid to our named executive officers for the fiscal year ended December 25, 2025, as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal) (Proposal 3).
(4)To approve the Company’s Amended & Restated 2017 Stock Incentive Plan (Proposal 4).
(5)To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 16, 2026.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to transmit your voting instructions online at www.proxyvote.com, or to complete and return a proxy card (no postage is required).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 6, 2026: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and authorize their respective proxy votes online. This proxy statement, our 2025 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability, proxy card, or voting instruction form to access these proxy materials.
Attending the Annual Meeting: Stockholders may attend the Annual Meeting online and vote their shares electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/FND2026 and entering the 16-digit control number included in their proxy card, the notice of internet availability, or the voting instruction form provided by their bank or broker. Online access to the Annual Meeting will begin at approximately 12:45 p.m., Eastern Time. If you encounter difficulties accessing the Annual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/FND2026. Prior to the Annual Meeting, stockholders can vote at www.proxyvote.com using their 16-digit control number or by the other methods described in the proxy materials. Stockholders may also submit questions in advance of the Annual Meeting by sending an email with “2026 Annual Meeting” in the subject line to our Investor Relations department at InvestorRelations@flooranddecor.com. For more information about the Annual Meeting, see “Questions About the Annual Meeting and These Proxy Materials” on page 61 of this proxy statement.
March 23, 2026

David V. Christopherson Executive Vice President, Chief Administrative Officer, Chief Legal Officer and Corporate Secretary

i

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
PROXY SUMMARY
We are providing these materials in connection with the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “Floor & Decor,” “we,” “us” or “our”). This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider. Please read the entire proxy statement carefully before voting as it contains important information about matters upon which you are being asked to vote.

TIME	1:00 P.M. Eastern Time on Wednesday, May 6, 2026
PLACE	www.virtualshareholdermeeting.com/FND2026
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 16, 2026.
For more information on attending the Annual Meeting, voting your shares, and submitting questions, please see “Questions About the Annual Meeting and These Proxy Materials” beginning on page 61 of this proxy statement.
Agenda and Voting Recommendations

	Proposal	Board Recommendation	See Page
(1)	Election of 11 directors for a one-year term expiring at the 2027 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.	FOR each Nominee	3
(2)	Ratification of the appointment of Ernst & Young LLP as independent auditors for our 2026 fiscal year.	FOR	19
(3)	Approval, by non-binding vote, of the compensation paid to our named executive officers for the fiscal year ended December 25, 2025, as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal).	FOR	49
(4)	Approval of our Amended & Restated 2017 Stock Incentive Plan.	FOR	50
(5)	Such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.		64

Board of Director Nominees
The following table provides summary information about each director nominee. Each director nominee is standing for election for a one-year term or until his or her successor is duly elected and qualified. All of the director nominees are current directors.

Name	Age	Director Since	Principal Occupation	Committees
Nada Aried	55	January 2025	Executive Vice President and Chief Digital Technology Officer, Safelite AutoGlass	Audit Committee
Norman Axelrod	73	November 2010	Former Chief Executive Officer, Linens ‘n Things, Inc.	Compensation Committee
William Giles	66	April 2021	Former Chief Financial Officer, AutoZone, Inc.	Audit Committee
Dwight James	52	September 2021	Senior Vice President, Delta Air Lines, Inc. and Chief Executive Officer, Delta Vacations	Nominating and Corporate Governance Committee
Melissa Kersey	51	May 2023	Executive Vice President and Chief Human Resources Officer, Tractor Supply Company	Compensation Committee
Ryan Marshall	51	January 2021	Chief Executive Officer and President, PulteGroup, Inc.	Compensation Committee
Bradley Paulsen	50	December 2025	Chief Executive Officer, Floor & Decor Holdings, Inc.	None
Thomas Taylor	60	December 2012	Executive Chair, Floor & Decor Holdings, Inc.	None
Felicia Thornton	62	April 2017	Former Interim Chief Executive Officer, 99 Cents Only Stores LLC	Audit Committee (effective March 27, 2026); Nominating and Corporate Governance Committee
George Vincent West	71	2000	Founder, Floor & Decor	None
Charles Young	57	January 2021	Chief Executive Officer, Sun Communities, Inc.	Nominating and Corporate Governance Committee

2500 Windy Ridge Parkway, SE
Atlanta, GA 30339
PROXY STATEMENT
Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “Floor & Decor,” “we,” “us” or “our”), has prepared this document in connection with the solicitation by the Board of Directors (the “Board”) of the Company of your proxy to vote upon certain matters at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on May 6, 2026, beginning at 1:00 P.M. Eastern Time, by remote communication in a virtual format at: www.virtualshareholdermeeting.com/FND2026, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and authorize their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
The approximate date that this proxy statement, the proxy card, and our 2025 Annual Report on Form 10-K (the “2025 Annual Report”) are first being sent or given to our stockholders is March 23, 2026. The information in this proxy statement is as of March 23, 2026, unless otherwise indicated.
ELECTION OF DIRECTORS (PROPOSAL 1)
Board Structure and the Nominees
The Board is currently comprised of 12 directors: Nada Aried, Norman Axelrod, William Giles, Dwight James, Melissa Kersey, Ryan Marshall, Bradley Paulsen, Richard Sullivan, Thomas Taylor, Felicia Thornton, George Vincent West, and Charles Young. Mr. Sullivan, who joined the Board in April 2017, has decided to retire from the Board at the end of his current term and is therefore not standing for reelection. We thank him for his many years of dedicated service to our Company.
The terms of all directors will expire at the Annual Meeting. In connection with the Annual Meeting, the Board, upon the recommendation of the nominating and corporate governance committee of the Board (the “Nominating Committee”), has nominated each current director other than Mr. Sullivan (in such capacity, a “Nominee”) for reelection as a director, each for a one-year term expiring at our 2027 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.
Our nominees have a balance of tenure and age, which provides our Board with an effective mix of experience and perspective, as shown in the charts and biographies below:

Years of Service on Board	Number of Nominees
0-4		Average Tenure: 8.0 Years

5-9
Average Age: 58.9 Years
>9

In accordance with our Corporate Governance Guidelines, in an uncontested election of directors, any Nominee who receives a greater number of votes “withheld” from or “against” his or her election than votes “for” his or her election will, within five days following the certification of the stockholder vote, tender his or her written resignation to the chairman of the Board for consideration by the Nominating Committee. As used herein, an “uncontested election of directors” is an election in which the number of Nominees is not greater than the number of Board seats open for election. The Nominating Committee will then review the director’s continuation on the Board and recommend to the Board whether the Board should accept such tendered resignation. The Board, giving due consideration to the best interests of the Company and our stockholders, will then evaluate the relevant facts and circumstances in connection with such director’s resignation, and make a decision, within 90 days following the certification of the stockholder vote, on whether to accept the tendered resignation. The Board will then promptly disclose publicly its decision and, if applicable, the reasons for rejecting the tendered resignation.
Board Skills and Experience Matrix
Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board that led our Board to conclude that the nominee is qualified to serve on our Board. Our Board collectively leverages the different perspectives of our directors and their strengths and experiences in many areas, including those described below. While each director or nominee is generally knowledgeable in each of the areas listed below, a “✓” in the chart below indicates that the item is a specific qualification, skill or experience that the individual brings to our Board. The lack of a “✓” for a particular item does not mean that the individual does not possess the qualification, skill or experience.

	Nada Aried	Norman Axelrod	William Giles**	Dwight James	Melissa Kersey	Ryan Marshall	Bradley Paulsen	Thomas Taylor	Felicia Thornton	George Vincent West	Charles Young
Years on Board	1	15	5	4	3	5	<1	13	9	26	5
Independent	●	●	●	●	●	●			●		●
Skills and Experience
Audit & Financial Expertise			✓	✓		✓			✓
Corporate Strategy & Business Development	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance	✓			✓	✓	✓			✓		✓
Ethics/Social Responsibility Oversight			✓		✓	✓			✓		✓
Consumer Goods	✓	✓	✓	✓	✓		✓	✓	✓	✓
Retail Chains	✓	✓	✓	✓	✓		✓	✓	✓	✓
CEO		✓		✓		✓	✓	✓	✓	✓	✓
Mergers & Acquisitions	✓		✓	✓		✓	✓		✓		✓
Risk Oversight	✓		✓			✓			✓		✓
Company Founder										✓
Real Estate	✓	✓	✓			✓		✓	✓	✓	✓
Home Improvement				✓			✓	✓		✓	✓
High Growth	✓	✓		✓	✓		✓	✓	✓	✓	✓
Digital/Omni-Channel	✓		✓	✓			✓		✓
Human Capital/Compensation Oversight		✓		✓	✓	✓	✓	✓	✓	✓	✓
International	✓		✓	✓	✓		✓	✓	✓
Commercial/B-to-B			✓			✓	✓	✓	✓	✓	✓
Number of Public Company Boards*	1	1	3	2	1	2	1	1	1	1	2
*    Includes Floor & Decor.

** Mr. Giles has been a director for four years and eleven months.
The Nominees
Nada A. Aried, 55
Non-Executive Director Since January 2025
Relevant Experience
•Over 30 years of leadership experience in specialty retail and consumer services, including executive roles at Safelite AutoGlass, Bath & Body Works, and L Brands, with a record of driving shareholder value through digital transformation, omni-channel innovation, and operational excellence.
•Deep expertise in digital transformation, omni-channel strategy, enterprise technology modernization, and supply chain optimization, demonstrated by leading enterprise-wide digital strategy and modernization initiatives as Executive Vice President & Chief Digital Technology Officer at Safelite AutoGlass.
•Proven track record in cybersecurity governance, technology infrastructure upgrades, and loyalty program enablement, notably strengthening cybersecurity frameworks and enabling omnichannel growth and loyalty program integration as Executive Vice President & Chief Information Officer at Bath & Body Works.
•Led technology solutions for global supply chain operations and enterprise systems as Senior Vice President, Enterprise & Supply Chain Applications at L Brands and managed enterprise technology platforms and shared services supporting multiple brands as Vice President, Enterprise & Shared Services at L Brands.
•Recognized for driving measurable improvements in customer experience and operational resilience, and advancing buy-online-pickup-in-store models during the pandemic at Bath & Body Works.
Career Highlights
•Executive Vice President & Chief Digital Technology Officer, Safelite AutoGlass (2024–Present)
•Executive Vice President & Chief Information Officer, Bath & Body Works, Inc. (2020–2024)
•Senior Vice President, Enterprise & Supply Chain Applications, L Brands (2016–2020)
Education
•MBA, Ohio University
•B.A., English Literature, The Ohio State University
•B.B.A., Finance, University of Toledo
Other
•Vice Chair, After-School All-Stars Ohio (2014–2024)
•Industry recognition: Top 10 Retail CIOs (Retail Tech Insights, 2023); Ohio ORBIE Awards Finalist (2024)
Board Committees
•Audit
Key Skills
•Digital Transformation
•Cybersecurity
•Omni-Channel Strategy
•Supply Chain Optimization
•Enterprise Technology Leadership
Norman H. Axelrod, 73
Non-Executive Director Since November 2010
Relevant Experience
•Over 35 years of executive leadership experience in specialty retail, home furnishings, and consumer goods, including CEO and Chair roles at Linens ’n Things, and Chair at Floor & Decor Holdings, Inc. (through fiscal 2025).
•Record of driving shareholder value through growth, merchandising insights, business transformation, efficiency optimization, and governance oversight.
•Expertise in board governance, mergers and acquisitions, enterprise modernization, unit expansion, and strategic growth initiatives, demonstrated by leading Linens ’n Things through significant expansion that strengthened market position and delivered shareholder returns.

•Proven ability to guide companies through competitive challenges, aligning strategic growth initiatives with shareholder returns and strengthening compensation and governance frameworks.
•Deep knowledge of consumer trends, supply chain optimization, and brand positioning, gained through leadership roles at Linens ’n Things and advisory work in private equity.
Career Highlights
•Chief Executive Officer & Chair, Linens ’n Things, Inc. (1988–2006)
•Senior Vice President & General Merchandise Manager, Bloomingdale’s (1976–1988)
Other Key Board Experience
•Additional retail industry board experience, including service as a director of Linens ‘n Things and of the parent entities of Smart & Final Stores, Inc., Guitar Center, Inc. and The Neiman Marcus Group LLC, as well as a director of Jaclyn, Inc., Reebok International Ltd., and Maidenform Brands, Inc.
•Chairman of the boards of directors for 99 Cents Only Stores LLC, GNC Holdings, Inc., National Bedding Company LLC, and Simmons Company.
Education
•MBA, New York University
•B.S., Management and Marketing, Lehigh University
Board Committees
•Compensation
Key Skills
•Retail Strategy & Operations
•Board Governance
•Specialty Retail / High Growth
•Consumer Goods Expertise
•Executive Leadership
William T. Giles, 66
Non-Executive Director Since April 2021
Relevant Experience
•Over three decades of financial leadership in retail and consumer products, including serving as Chief Financial Officer and Executive Vice President for AutoZone, Inc.
•Deep expertise in finance, information technology, store development, and customer satisfaction, driving operational efficiency and digital transformation initiatives that strengthened AutoZone’s competitive position.
•Certified Public Accountant with strong credentials in accounting, compliance, and corporate governance, ensuring financial integrity.
•Recognized for strategic governance and risk management, providing board-level insights into complex financial and operational challenges facing public companies.
Career Highlights
•Chief Financial Officer & Executive Vice President – Finance, IT & Store Development, AutoZone, Inc. (2006–2021)
•Executive Vice President & CFO, Linens ’n Things, Inc. (1991–2006)
Other Key Board Experience
•Brinker International, Inc. (Chair of Audit Committee and member of Compensation Committee) (since 2013) (NYSE: EAT)
•Constellation Brands, Inc. (member of Compensation Committee) (since 2023) (NYSE: STZ)
•Autism Speaks
•Board of Trustees, Alfred University
Education
•B.S., Accounting and Management, Alfred University

Board Committees
•Audit (Chair)
Key Skills
•Financial Strategy & Risk Management
•High Growth & Capital Allocation
•Technology & Digital Transformation
•Retail Operations Leadership
•Corporate Governance & Risk Oversight
Dwight James, 52
Non-Executive Director Since September 2021
Relevant Experience
•Over 25 years of leadership experience in retail and travel, specializing in digital strategy, customer engagement, and revenue optimization, including senior executive roles at Delta Air Lines since 2009 that have expanded to strengthen recurring revenue streams.
•Senior Vice President – Customer Engagement & Loyalty of Delta Air Lines and CEO of Delta Vacations, responsible for SkyMiles loyalty program, Delta Sky Clubs, and strategic partnerships with brands like American Express, Starbucks, Airbnb, and Uber, delivering measurable shareholder value through customer retention and ancillary revenue growth.
•Expertise in global P&L management, pricing and revenue strategy, customer loyalty and membership experience, product strategy and international market expansion, including leading Delta’s trans-Atlantic operations from Amsterdam.
•Recognized as one of the Most Powerful Executives in Corporate America by Black Enterprise Magazine and named among Atlanta’s Top 40 Under 40.
Career Highlights
•Senior Vice President – Customer Engagement & Loyalty, Delta Air Lines (2020–Present)
•Chief Executive Officer, Delta Vacations (2020–Present)
•Senior Vice President – Pricing & Revenue Management, Delta Air Lines (2018–2020)
•Senior Vice President – Trans-Atlantic, Delta Air Lines (2015–2018)
•Executive roles with Delta Air Lines in Corporate Strategy, Chief Economist, Trans-Atlantic Pricing & Revenue Management (2009-2015)
•Executive roles with The Home Depot, Inc. in Strategy & Business Development and within the At Home Services division (2002-2007)
Other Key Board Experience
•Wheels Up Experience Inc. (since 2022) (NYSE: UP)
•Virgin Red Ltd. and Virgin Atlantic subsidiaries
•Advisory Board Member, Cool Girls, Inc.; Former Board Member, Boys & Girls Clubs of Metro Atlanta
Education
•MBA, Duke University – The Fuqua School of Business
•B.A., Business Administration, Morehouse College
Board Committees
•Nominating and Corporate Governance
Key Skills
•Digital Strategy & Transformation
•Customer Engagement & Loyalty
•International Expansion
•Strategic Partnerships
•Home Improvement Industry Expertise

Melissa Kersey, 51
Non-Executive Director Since May 2023
Relevant Experience
•Over 25 years of leadership experience in human capital management and organizational effectiveness across retail and food service, delivering workforce strategies that supported sustained revenue growth and operational resilience.
•As Executive Vice President & Chief Human Resources Officer at Tractor Supply Company, oversees compensation and benefits, recruiting, leadership development, and engagement initiatives.
•Former Chief People Officer for McDonald’s USA, responsible for HR strategy for 800,000 crew members and 2,300 franchisees, driving cultural transformation and leadership development programs.
•Extensive experience at Walmart, including roles as SVP of Global HR Transformation and People Services, SVP & Chief HR Officer for U.S. Stores, and SVP of Learning and HR Strategy. These roles strengthened workforce productivity and governance frameworks across the company.
•Recognized for progressive HR leadership, implementing modernized policies such as parental leave and employee engagement programs during Tractor Supply’s 70% growth through the pandemic.
Career Highlights
•Executive Vice President & Chief Human Resources Officer, Tractor Supply Company (2020–Present)
•Senior Vice President & Chief People Officer, McDonald’s USA (2017–2020)
•Senior Vice President Roles, Walmart Inc. (2008–2017)
Education
•B.S., Business with Communications Minor, Emporia State University
Other
•Member of Future of Work Leaders, a global community of CHROs shaping employee experience strategies
Board Committees
•Compensation (Chair)
Key Skills
•Human Capital Strategy
•Talent Development & Leadership
•Specialty Retail & High Growth
•Organizational Effectiveness
•HR Technology & Transformation
Ryan Marshall, 51
Non-Executive Director Since January 2021
Relevant Experience
•Over 20 years of experience in homebuilding operations, strategic growth, and financial management, with deep expertise in land acquisition, market risk analysis, and operational efficiency that strengthened shareholder returns.
•President and Chief Executive Officer of PulteGroup, Inc., leading one of the nation’s largest and most geographically diverse homebuilders.
•Advocates for innovation in home design and affordability strategies, including consumer-inspired layouts and mortgage incentive programs.
•Recognized for transformational leadership, driving PulteGroup’s strategic shift toward profitability and operational discipline, resulting in a 7x increase in stock price and enhanced shareholder value under his tenure.
Career Highlights
•President & Chief Executive Officer, PulteGroup, Inc. (2016–Present)
Other Key Board Experience
•PulteGroup, Inc. (since 2016) (NYSE: PHM)
•Metro Atlanta Chamber of Commerce - 2025 Board Chair

•Atlanta Committee for Progress
Education
•MBA, Arizona State University
•B.A., Accounting, University of Utah
•Certified Public Accountant
Other
•Honored at Building Homes for Heroes Gala (2023) for leadership in veteran housing initiatives through PulteGroup’s Built to Honor® program
Board Committees
•Compensation
Key Skills
•Strategic Growth & Market Analysis
•Financial Management & Risk Assessment
•Commercial & B-to-B Expertise
•Human Capital & Compensation Oversight
•Public Company Executive Leadership
Brad Paulsen, 50
Chief Executive Officer & Director Since 2025
Relevant Experience
•More than two decades of executive leadership across retail, distribution, and supply chain management, consistently delivering operational discipline and shareholder value in highly competitive markets.
•Leadership at HD Supply, Rexel USA, and Rentokil Initial drove measurable improvements in efficiency, digital modernization, and market expansion, laying the foundation for sustainable growth.
•As CEO of Floor & Decor Holdings, Inc., brings proven expertise in strategic growth, customer‑centric innovation, and disciplined capital allocation, ensuring that operational excellence and shareholder returns remain at the center of the company’s strategy.
•Track record demonstrates not only adaptability across industries but also a consistent ability to translate transformation into long‑term value creation.
Career Highlights
•CEO, Floor & Decor Holdings, Inc. (2025 – Present); President (2025)
•CEO, North America, Rentokil Initial plc (2023–2025)
•Chief Executive Officer, Rexel USA (2021–2023)
•Chief Operating Officer and other leadership roles, HD Supply (2015–2021)
Education
•MBA, Vanderbilt University
•B.S., Economics, U.S. Military Academy at West Point
Key Skills
•Strategic Growth & Operational Excellence
•Retail & Distribution Leadership
•Supply Chain Management
•Digital Transformation
•Mergers & Acquisitions
Thomas V. Taylor, Jr., 60
Executive Chair Since 2025 & Director Since 2012
Relevant Experience
•Over 40 years of leadership experience in retail and home improvement, including senior executive roles at The Home Depot, leadership at Sun Capital Partners, and CEO tenure at Floor & Decor Holdings, Inc.

•Proven expertise in strategic growth, merchandising, marketing, and operational excellence, driving Floor & Decor’s transformation into a leading specialty retailer and guiding the company’s successful IPO in 2017.
•Extensive experience in board governance, serving on boards of more than 20 portfolio companies across the U.S. and Europe during his tenure at Sun Capital Partners.
•Began his career at age 16 in 1983 at a Miami Home Depot store and worked his way up through various manager, district manager, vice president, president, and senior vice president roles to eventually serve as the Executive Vice President of Operations with responsibility for all Home Depot stores and then the Executive Vice President of Merchandising and Marketing, again for all stores.
Career Highlights
•Chief Executive Officer & Director, Floor & Decor Holdings, Inc. (2012–2025)
•Managing Director, Sun Capital Partners (2006–2012)
•Executive Vice President – Merchandising & Marketing, The Home Depot (2005 - 2006)
•Executive Vice President – Operations, The Home Depot (2004 - 2005)
Other Key Board Experience
•National Vision Holdings, Inc. (2018–2025) (NYSE: NVI)
•Cooper’s Hawk Winery & Restaurants
•Avalon Action Alliance
Key Skills
•Retail Growth & Expansion
•Merchandising Innovation & Marketing Strategy
•Home Improvement Industry Expertise
•Operational Leadership
•Executive Leadership
Felicia D. Thornton, 62
Non-Executive Director Since 2017
Relevant Experience
•Over 30 years of executive leadership experience in retail, grocery, and specialty sectors, including CEO, CFO, and COO roles at multi-billion-dollar companies.
•Proven expertise in corporate finance, strategic growth, operational restructuring, and governance, with a track record of leading organizations through complex integrations and financial transformations that enhance shareholder value.
•Recognized for board governance and audit leadership, serving as Chair of multiple audit committees and contributing to governance best practices across public and private boards.
Career Highlights
•Chair of the Board, 99 Cents Only Stores (2023-2025)
•Vice Chair (2018-2023) & Interim CEO, 99 Cents Only Stores LLC (2019–2020)
•Chief Financial Officer & Treasurer, 99 Cents Only Stores LLC (2015–2018)
•Co-Chief Executive Officer, President & COO, DeMoulas Super Markets (Market Basket) (2014)
•Chief Executive Officer, Knowledge Universe U.S. (2006–2011)
•Chief Financial Officer & EVP, Albertsons, Inc. (2001–2006)
•Senior Roles at Ralphs & Fred Meyer (Kroger) (1992–2000)
Other Key Board Experience
•Pactiv Evergreen Inc. (2020-2025) (NASDAQ: PTVE)
•Ares Acquisition Corp. I (2021-2023) (NYSE: AAC); Ares Acquisition Corp. II (2023-2025) (NYSE: AACT)
•Prior directorships on multiple other public and private boards, including 99 Cents Only, Nordstrom, Inc., Knowledge Universe Education, CoolSys, Inc., Convergint Technologies LLC
Education
•MBA, University of Southern California
•B.S., Economics, Santa Clara University

Other
•Member of Latino Corporate Directors Association and NACD Fellow (since 2019), holding NACD Directorship Certification since 2024
Board Committees
•Nominating and Corporate Governance (Chair)
•Audit (as of March 2026)
Key Skills
•Governance, Board & Risk Management Oversight
•Corporate Finance & Audit Leadership
•Strategic Growth & Restructuring
•Retail & Multi-Unit Industry Expertise
•Ethics & Social Responsibility Oversight
George Vincent West, 71
Non-Executive Director Since 2000
Relevant Experience
•Founder of Floor & Decor Holdings, Inc., with over 40 years of entrepreneurial and executive leadership experience in retail, building materials, hospitality, advertising and real estate development.
•Deep expertise in strategic growth, brand development, and operational leadership, having guided Floor & Decor from a single store in Atlanta to a national specialty retailer with over 200 locations and a successful IPO in 2017.
•Extensive experience in real estate and hospitality ventures, including development of Utana Bluffs and Mountain & Marsh Hospitality Group.
•Recognized for philanthropy and community leadership, actively supporting arts, education, and health initiatives across Georgia.
Career Highlights
•Founder & Vice Chairman, Floor & Decor Holdings, Inc. (2000–Present)
•Entrepreneurial Ventures: multistate billboard company, luxury residential communities, hospitality businesses
Other Key Board Experience
•Vice Chair, Telfair Art Museum Board of Trustees
•Board of Governors, Bethesda Academy
•Prior service includes Chair, Lamar Dodd School of Art Board of Visitors
•Savannah Music Festival, and Executive Advisory Council, Emory Brain Health Center
Education
•B.B.A., Terry College of Business, University of Georgia
Key Skills
•Executive Leadership & Entrepreneurial Vision
•Merchandising Expertise & Product Sourcing
•Expertise in Professional Contractor Customer Segment
•Real Estate Development & Site Selection
•Building Materials & Industry Expertise
Charles Young, 57
Non-Executive Director Since 2021
Relevant Experience
•Over 25 years of leadership experience in real estate operations, investment management, and strategic growth, including senior roles at Sun Communities, Invitation Homes, and Goldman Sachs.
•Currently Chief Executive Officer of Sun Communities, Inc., a publicly traded real estate investment trust specializing in manufactured housing and RV communities, where he leads corporate strategy and growth initiatives.

•Deep expertise in mergers and acquisitions, capital structuring, and large-scale property development, demonstrated through leadership roles at Starwood Waypoint Homes.
•Recognized for transformational leadership and operational excellence, driving Invitation Homes’ expansion as President and COO.
Career Highlights
•Chief Executive Officer & Director, Sun Communities, Inc. (October 2025–Present)
•President & Chief Operating Officer, Invitation Homes Inc. (NASDAQ: INVH) (2023–2025)
•Chief Operating Officer, Invitation Homes (2017–2023)
Other Key Board Experience
•Sun Communities, Inc. (since October 2025) (NYSE: SUI)
•Stanford University Board of Trustees
Education
•MBA, Stanford Graduate School of Business
•B.A., Economics, Stanford University
Other
•Active in Stanford Real Estate Council and Stanford Athletics Board
•Founding member of LEARN Charter School Network
Board Committees
•Nominating and Corporate Governance
Key Skills
•Real Estate Investment & Development
•Mergers & Acquisitions
•Strategic Growth & Operational Leadership
•Public Company Executive Leadership
•Capital Structuring & Risk Management

The Board unanimously recommends that stockholders vote FOR the election of the 11 Nominees as directors.

OTHER BOARD AND CORPORATE GOVERNANCE INFORMATION
Board Meetings in 2025
The Board held seven meetings during our fiscal year ended December 25, 2025 (“Fiscal 2025”).
Director Attendance
During Fiscal 2025, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable.
We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our directors who served on the Board in Fiscal 2025 attended our 2025 annual meeting of stockholders.
Director Independence
Our Board has reviewed the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Axelrod, Giles, James, Marshall, Sullivan, and Young and Mses. Aried, Kersey, and Thornton qualifies as an “independent director,” as defined in the corporate governance rules of the New York Stock Exchange (the “NYSE”).
The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated but which our Board determined are not material to our Company, the directors or the companies with which the directors are associated. These transactions were considered by the Board in determining the independence of Company directors. In particular, the Board took into account the following transactions:
•Pulte Commercial Agreements. On August 12, 2023, a subsidiary of the Company entered into certain regional program and supply agreements with PulteGroup, Inc. and its affiliates to offer wall and flooring products for purchase by Pulte to be included in certain homes built by Pulte. Ryan Marshall is the CEO of Pulte and is a member of our Board. Mr. Marshall does not participate in these transactions and does not benefit directly from them. Prior to entering into the agreements, the arrangement was determined by the other members of the Audit Committee to be an ordinary course, arms’ length transaction.
•Delta Airlines Commercial Arrangement. On November 1, 2023, a subsidiary of the Company entered into Corporate Incentive Agreement with Delta and certain other airlines to provide certain incentives to the Company for booking business travel with such airlines. Dwight James is a Senior Vice President of Delta and member of our Board. Mr. James does not participate in these transactions and does not benefit directly from them. Prior to entering into the agreement, the arrangement was determined by the Audit Committee to be an ordinary course, arms’ length transaction.
Board Leadership Structure
Our Board has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that the most effective leadership structure for the Company is for the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, to determine, as and when appropriate, whether the two offices should be separate, rather than having a rigid policy. If our Chairman of the Board is not independent, then the majority of the Board’s independent directors will elect a lead independent director.
Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board, with Mr. Taylor serving as the Executive Chair of the Board, Mr. Paulsen serving as the Chief Executive Officer, and Mr. Axelrod as Lead Director. We believe this is appropriate as it provides Mr. Taylor with the ability to focus on strategic initiatives and priorities, Mr. Paulsen to focus on our day-to-day operations, and Mr. Axelrod to focus on independent oversight by our Board. Mr. Axelrod, who previously served as our independent Board Chair, was elected by our independent directors to serve as Lead Director and brings to the role a high level of engagement and oversight. He has significant retail experience, both as an executive and as a board member; has served on our Board through multiple business cycles; and now as Lead Director, is well positioned to provide continuity and guidance through our recent leadership transition. Mr. Axelrod is a particularly valued advisor to our Executive Chair and our Chief Executive Officer because of his deep level of understanding of our business. His experience also allows him to provide strong oversight that is independent of management. Pursuant to our Corporate Governance Guidelines, our Lead Director has the following responsibilities:
•Acting as a liaison between the non-management directors and the Chair;
•Working with management to determine the information and materials provided to Board members;
•Serving as the presiding director for the executive sessions of independent directors or non-management directors;
•Chairing Board meetings when the Executive Chair is not present;
•Consulting with the Executive Chair and approving the schedules, agendas and information provided to the Board for each meeting;
•Having the authority to call meetings of the independent or non-management members of the Board;
•If requested by major shareholders, ensuring that he is available for consultation and direct communication; and
•Consulting with the Executive Chair on such other matters pertinent to the Company and the Board as requested by the Board or the Executive Chair.
From time to time, and, consistent with our Corporate Governance Guidelines, at least once a year, the Board meets in executive session without members of management present. The Lead Director presides at these executive sessions.
The details about our Board leadership are disclosed in our Corporate Governance Guidelines, which are available on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.
Risk Oversight
Our Board plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, compliance, liquidity and operations, as well as the risks associated with each. The compensation committee of our Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of financial, legal, cybersecurity and regulatory risks and our enterprise risk management process generally. The Nominating Committee is responsible for managing risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.
Board Committees
Our Board has the authority to appoint committees to perform certain oversight and administration functions. Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The composition and responsibilities of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and our Corporate Governance Guidelines, on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. We intend to disclose any amendments to the above documents, or any waivers of their requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.
Audit Committee
The Audit Committee held four meetings during Fiscal 2025. The Audit Committee is currently comprised of Ms. Aried, Mr. Sullivan and Mr. Giles, who acts as its chair. Ms. Thornton will be joining the Audit Committee at the beginning of the second quarter of our fiscal year ending December 31, 2026 (“Fiscal 2026”). Mr. Sullivan will no longer serve as a member of the Audit Committee as of the end of the first quarter of Fiscal 2026. Our Board determined that each of Messrs. Giles and Sullivan and Ms. Thornton qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section. In addition, our Board has determined that each of Mses. Aried and Thornton and Messrs. Giles and Sullivan is financially literate, as required by the rules of the NYSE, and is independent as independence is defined under the rules of the NYSE and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The principal duties and responsibilities of our Audit Committee are as follows:
•to assist the Board in its oversight of the integrity of the Company’s financial statements and serve as an independent party to monitor the Company’s financial reporting processes and internal control framework;
•to discuss and review guidelines and policies with respect to risk assessment and risk management, including the Corporation’s major financial risk exposures including cybersecurity, and the steps management has taken to monitor and control such exposures;
•to oversee the Company’s independent registered public accounting firm and discuss the audit conducted by that firm;
•to provide an open avenue of communication among the independent registered public accounting firm, management and the Board; and
•to oversee the Company’s internal audit function.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors as it deems necessary or appropriate to fulfill its responsibilities and duties.
Compensation Committee
The Compensation Committee held six meetings during Fiscal 2025. The Compensation Committee is currently comprised of Messrs. Marshall and Axelrod and Ms. Kersey, who acts as its chair.
The principal duties and responsibilities of our Compensation Committee are as follows:
•to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;
•to assist the Board with oversight of human capital management matters, including corporate culture, engagement, recruiting, retention, attrition, talent management, career development and progression, succession, and employee relations;
•to administer the Company’s clawback policies;
•to review and approve (or recommend to the Board for approval) the compensation of our Chief Executive Officer and our other executive officers; and
•to provide oversight concerning the compensation and performance of our Chief Executive Officer, to prepare a report on executive compensation for inclusion in our proxy statement and Annual Report, and related matters.
Role of Outside Advisors. Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities. As discussed in these proxy materials under the heading “Compensation Discussion and Analysis,” in Fiscal 2025, our Compensation Committee engaged Korn Ferry to provide analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.
The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflicts of interest. Following this review, the Compensation Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Compensation Committee’s evaluation included consideration of all services provided to us, the amount of fees paid by us as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers, and any ownership of our stock by the advisors providing executive and director compensation services to us.
Compensation Risk Assessment. In Fiscal 2025, Korn Ferry supported management and the Compensation Committee in conducting their risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management’s conclusion.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee in Fiscal 2025 has ever served as one of our officers or employees. There are no, and during Fiscal 2025, there were no interlocking relationships between any officers of the Company and any entity whose directors or officers serve on the Compensation Committee, nor did any of our current or past officers or associates serve on the Compensation Committee during Fiscal 2025.
Nominating Committee
The Nominating Committee held two meetings during Fiscal 2025. The Nominating Committee is comprised of Messrs. Young and James and Ms. Thornton, who acts as its chair.
The principal duties and responsibilities of our Nominating Committee are as follows:
•to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board;
•to oversee the evaluations of the Board, the committees of the Board and management;
•to advise and assist the Board with oversight of governance, sustainability, responsible business practices, and environmental or climate-related matters; and
•to make recommendations to our Board regarding board governance matters and practices.
Director Qualifications; Nominating Committee Process; Board Composition. The Nominating Committee’s policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Fourth Amended and Restated Bylaws (the “Bylaws”).
The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the perspectives and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. Given the complex nature of the Company’s business, the Board believes it is important to consider candidates from varied perspectives, with a broad array of personal and professional experiences. The Nominating Committee sources potential director candidates by, among other things, soliciting suggestions from our Board and senior management, hiring third-party search firms as needed, and considering candidates proposed by stockholders in the same manner we evaluate candidates proposed by our Board or senior management.
To ensure that our Board includes the appropriate mix of directors to support our Company and its strategic growth, the Board, with the assistance of the Nominating Committee, engages in a regular refreshment process. In the past six years, seven new independent directors have been recommended by the Nominating Committee to the Board to replace departing directors. Most recently, these additions include Ms. Kersey, who has significant human capital management experience that benefits a retail company like ours with a significant employee base, and Ms. Aried, who brings significant experience with technology in the retail space that can provide the Board with valuable insight into enterprise digital strategies, cybersecurity, significant technological upgrades, and the connected customer online experience. At the recommendation of the Nominating Committee, our newest Board member, Mr. Paulsen, was appointed to the Board effective December 26, 2025, in conjunction with his appointment as Chief Executive Officer of the Company. As part of its routine assessment of the composition of the Board and our ongoing Board refreshment process, the Nominating Committee will continue to focus on the complement of relevant skills and personal and professional experiences appropriate to support our business as it grows.
Annual Board Self-Evaluation
In 2025, the Board and each of its committees undertook a self-evaluation process that included a series of interviews conducted by the Chair of the Nominating Committee with each of our directors to gather input on individual director’s contributions, the effectiveness of the Board and committee compositions and structure, and the relationship between management and the Board. Feedback from the 2025 and prior Board self-evaluation processes has driven changes in the format of Board meetings, the nature of executive sessions, the format and content of the director onboarding process, and individuals nominated to be members of the Board.
Sustainability Matters
We focus on our business objectives, and our sustainability-related efforts must align with and support those objectives. With that lens, we are committed to operating our business with integrity, giving back to the communities we serve, being environmentally conscious, and operating a responsible supply chain that focuses on the quality of our products and improves the lives of workers involved in manufacturing our products. Our Board provides overall oversight of the Company’s sustainability efforts, and the charter of the Nominating Committee specifically tasks that committee with development and review of our sustainability efforts and with making recommendations to the Board and/or management regarding the same. The Nominating Committee provides oversight of material climate-related risks and other sustainability risks and opportunities relevant to our business.
Employees
We believe that employees and the culture that attracts them help drive our growth and success. We have built a strong team of employees to support our continued success. Each of our stores is led by a Chief Executive Merchant (“CEM”) and is supported by an operations manager, product category department managers, a design team, a Pro sales and support team, and a number of additional associates. Outside of our stores, we have employees dedicated to driving sales with our commercial customers and serving our stores in store support, infrastructure, e-commerce, customer care, and similar functions as well as support for our distribution centers and sourcing office. We dedicate significant resources to training our employees and believe they are key to our success. As of December 25, 2025, we had 13,723 employees, with 13,713 of these employees located in the United States and 10 located outside of the United States. This population consisted of our full-time, part-time, and temporary employees. None of our employees are represented by a labor organization or are a party to any collective bargaining arrangement.
We strive to foster a supportive environment that cultivates professional growth and encourages employees to continuously develop their skills. We consider our relationship with employees to be vital, and we are focused on effective attraction, onboarding, development, engagement, safety, implementation of our values, and retention of talent.
Code of Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on the Governance Documents page of the Investors section of our website located at ir.FloorandDecor.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.
Insider Trading Policy
We maintain an insider trading policy to provide guidelines to all directors, officers and associates of the Company, their immediate family members and certain controlled entities, and the Company itself, with respect to trading in our securities, as well as the securities of publicly traded companies with whom we do business. The policy prohibits trading by any covered person while in possession of material non-public information in violation of applicable law and provides for restricted periods and pre-clearance procedures for our directors and officers and certain other specified persons, as well as other related policies and procedures. The policy also expressly prohibits individuals covered by the policy from engaging in transactions of a speculative nature involving our common stock, par value $0.001 per share (“common stock”), including, but not limited to, buying or selling puts or calls or other derivative securities based on our common stock. In addition, covered persons are prohibited from engaging in short sales of our common stock or entering into hedging or monetization transactions or similar arrangements with respect to our common stock. The policy also prohibits using Company securities as collateral in a margin account or pledging Company securities as collateral for a loan. In addition, the policy includes provisions regarding the use of Rule 10b5-1 trading plans by individuals subject to the policy. We believe that the insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. A copy of our insider trading policy is filed as Exhibit 19 to our 2025 Annual Report.

Stockholder and Interested Party Communications
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: Corporate Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Registration Rights Agreement
We are a party to a registration rights agreement with certain of our stockholders (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the stockholders party thereto are entitled to various rights with respect to the registration of their shares under the Securities Act. Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. If we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.
Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.
Ordinary Course Transactions with Related Persons
From time to time, our directors, officers, employees and affiliates may enter into commercial transactions with us in the ordinary course of business, primarily for the purchase of products at our stores.
Family Member Employment
Thomas Taylor’s son, Nicholas Taylor, serves as Vice President, Merchandising of the Company. For Fiscal 2025, Nicholas Taylor earned total compensation of approximately $388,404. Total compensation includes salary, bonus, restricted stock unit awards and customary employee benefits. Nicholas Taylor’s compensation is consistent with that of other employees with equivalent qualifications and responsibilities and holding similar positions.
Statement of Policy Regarding Transactions with Related Persons
The Company has internal policies and procedures in place for the review, approval and monitoring of transactions involving the Company and certain persons related to it. For example, the Company has a Code of Business Conduct and Ethics and Corporate Governance Guidelines, which generally prohibit officers or directors of the Company from engaging in any transaction where there is a conflict between such individual’s personal interest and the interests of the Company. Waivers to provisions of these internal policies, including the Code of Business Conduct and Ethics, can generally only be obtained from our Audit Committee, or if for an executive officer or a director, by the Board, and are publicly disclosed as required by applicable law and regulations.
In addition, pursuant to its charter, the Audit Committee is charged with reviewing for prior approval all transactions with “related persons” (as defined in paragraph (a) of Item 404 of Regulation S-K) that are brought to the Audit Committee’s attention. The Audit Committee will not approve any such transaction if it determines the transaction to be inconsistent with the interests of the Company and its stockholders.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2)
In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 25, 2025 and December 26, 2024 (“Fiscal 2024”), all audit and non-audit services were pre-approved by the Audit Committee.
The Audit Committee has appointed Ernst & Young LLP (“EY”) to serve as our independent auditors for Fiscal 2026, subject to ratification by our stockholders. Representatives of EY will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify EY’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.
Fees Paid to EY
The fees incurred by us for professional services rendered by EY for Fiscal 2025 and Fiscal 2024 were as follows:

	Fiscal 2025		Fiscal 2024
Audit Fees	$2,585,625	(1)	$2,517,592	(1)
Audit-related Fees	1,181,426	(2)	—
Tax Fees	213,822	(3)	518,225	(3)
All Other Fees	—		—
Total Fees	$3,980,873		$3,035,817
_____________________
(1)Audit fees include fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of quarterly financial statements, and related services.
(2)Audit-related fees include fees and expenses for professional services rendered for our enterprise resource planning system pre-implementation assessment and due diligence procedures.
(3)Tax fees include fees for tax services, including tax compliance, tax advice and tax planning.
The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining EY’s independence.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, case-by-case basis before the independent auditors are engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.
All of the services provided by EY described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of EY as the independent auditors for our fiscal year ending December 31, 2026.

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at ir.FloorandDecor.com. The Board has determined that each of Messrs. Giles and Sullivan and Ms. Aried (as well as Ms. Thornton, who will join the committee effective March 27, 2026) is independent as independence is defined under the applicable section of the NYSE listing standards and under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Giles and Sullivan and Ms. Thornton qualifies as an “audit committee financial expert.”
The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control framework; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.
As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, EY, which includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing EY and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of EY’s performance, the technical capabilities of the engagement teams, external data concerning EY’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”), the engagement teams’ understanding of our Company’s business, and the potential impact of changing auditors. The Audit Committee and the Board believe that the continued retention of EY to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of EY as the Company’s independent auditor for Fiscal 2026.
The Audit Committee discussed the independent auditors’ review of our quarterly financial information with the independent auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and EY with respect to our audited year-end financial statements.
Further, the Audit Committee discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, discussed with EY its independence, and has considered, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, EY. In determining EY’s independence, the Audit Committee considered whether EY’s provision of non-audit services were compatible with the independence of the independent registered public accounting firm. The Audit Committee also discussed with EY and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from EY, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 25, 2025, for filing with the SEC. The Board has approved this recommendation.
This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE William Giles (Chair) Nada Aried Richard Sullivan

EXECUTIVE OFFICERS

Name	Age	Position
Thomas V. Taylor	60	Executive Chair of the Board
Bradley S. Paulsen	50	Chief Executive Officer and Director
Bryan H. Langley	40	Executive Vice President, Chief Financial Officer
John J. Adamson	55	Executive Vice President, Chief Information Officer
David V. Christopherson	51	Executive Vice President, Chief Administrative Officer and Chief Legal Officer
Steven A. Denny	62	Executive Vice President, Store Operations
Ersan Sayman	53	Executive Vice President, Merchandising
Krystal Zell	46	Executive Vice President and Chief Customer Officer
The biography for Messrs. Taylor and Paulsen are set forth above under “Election of 11 Directors (Proposal 1)—Board Structure and Nominees.”
Bryan H. Langley, 40, is our Executive Vice President and Chief Financial Officer. He has responsibility for our accounting and controllership, financial planning and analysis, financial reporting, tax, internal audit, and treasury functions. He joined the Company as Financial Reporting Manager in 2014 and was promoted to Director of Financial Reporting in 2016. From 2016 to 2022, he held various roles at the Company, including Vice President of Financial Planning and Analysis and Senior Vice President, Finance. In 2022, he was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Langley served in various accounting and finance roles at Delta Air Lines, Inc. from 2011 to 2014. From 2008 to 2011, Mr. Langley worked in public accounting, holding positions in transaction services and auditing at KPMG LLP. Mr. Langley is a graduate of University of Georgia with both a B.B.A. in Accounting and a Master of Accountancy.
John J. Adamson, 55, is our Executive Vice President and Chief Information Officer. He has responsibility for all technology, strategic applications, cybersecurity, data and infrastructure functions. He joined the Company as Chief Information Officer in 2012 and was promoted to Senior Vice President in 2015 and Executive Vice President in February 2025. From 2005 to 2012, Mr. Adamson held a variety of roles at Home Depot and most recently served as the Director of Merchandising Systems. Mr. Adamson brings over 30 years of technology and retail experience, including roles with Accenture, PeopleSoft and Home Depot. Mr. Adamson received a B.S. in Management Information Systems from Auburn University.
David V. Christopherson, 51, is our Executive Vice President, Chief Administrative Officer and Chief Legal Officer. He has responsibility for our information technology, legal, risk management and real estate functions. He joined the Company as General Counsel and Secretary in 2013 and was promoted to Senior Vice President in 2015 and Executive Vice President in 2018. In 2024, he was promoted to his current role of Executive Vice President, Chief Administrative Officer and Chief Legal Officer. Mr. Christopherson was the Vice President, General Counsel and Secretary of Teavana Holdings, Inc. from 2011 to 2013 and the Deputy General Counsel of Swett & Crawford from 2007 to 2011. He was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson received an A.B. in Political Science from Davidson College and a J.D. from Harvard Law School.
Steven A. Denny, 62, is our Executive Vice President, Store Operations and is responsible for all store regions, operations, Pro, commercial and design services. He joined the Company as a Chief Executive Merchant in 2013 and was promoted to Senior Vice President, Stores in 2017 and Executive Vice President, Stores in 2020. From 2000 to 2013, Mr. Denny held a variety of roles at Home Depot, including serving as the Western Division Field Merchandise Manager. Mr. Denny brings over 35 years of retail and commercial experience in store operations and merchandising with Builders Square, BMC West, Ernst Home & Nursery and Home Depot.
Ersan Sayman, 53, is our Executive Vice President, Merchandising, responsible for all of our merchandising, regional merchandising and visual merchandising functions. He joined the Company as a Merchant in 2003, was promoted to Vice President in 2012, Senior Vice President in 2015, and Executive Vice President, Merchandising in 2022. Mr. Sayman previously held a variety of managerial positions at Polat Holding Group, a leading Turkish building materials producer, in the United States and Turkey. Mr. Sayman brings over 30 years of domestic and international flooring and building materials experience. He has a B.A. degree from Dokuz Eylul University in Turkey.

Krystal Zell, 46, joined the Company in November 2025 as our Executive Vice President, Chief Customer Officer, responsible for our e-commerce, marketing, customer experience, data analytics, and loyalty functions. Ms. Zell brings more than 24 years of experience leading customer experience, marketing, and digital transformation across respected brands. She served as the Chief Executive Officer of Tonal, an AI-powered digital strength system for in-home strength training, from 2022 to 2024, having previously served as its President earlier in 2022. From 2017 to 2022, Ms. Zell served as Chief Customer Officer of Home Depot, leading the customer organization within the integrated online, customer and marketing functions, where she developed the pro loyalty strategy and supported online growth. From 2015 to 2017, she served as the Senior Vice President, Marketing and the Customer Experience, of Simon Property Group, and from 2009 to 2017, she served in several roles of increasing responsibility at Starwood Hotels & Resorts, including Vice President, Starwood Preferred Guest, with responsibility for the global guest and customer loyalty programs. She also served as a consultant for Bain & Company and in a marketing and customer relationship management role at Saks Fifth Avenue. Ms. Zell received B.A. in Political Science and Economics from Rice University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded in Fiscal 2025 to our named executive officers (“NEOs”) listed below and in the Summary Compensation Table for Fiscal 2025 that follows this discussion.
The following individuals were our NEOs for Fiscal 2025:
•Thomas V. Taylor, who currently serves as Executive Chair of the Board and who served as our Chief Executive Officer, a member of our Board, and our principal executive officer until the end of Fiscal 2025;
•Bradley S. Paulsen, who currently serves as Chief Executive Officer, a member of our Board and our principal executive officer, and who served as our President from March 2025 through the end of Fiscal 2025;
•Bryan. H. Langley, who serves as Executive Vice President and Chief Financial Officer and is our principal financial officer and our principal accounting officer;
•David V. Christopherson, who serves as Executive Vice President, Chief Administrative Officer and Chief Legal Officer; and
•Ersan Sayman, who serves as Executive Vice President, Merchandising.
Highlights of 2025 Business Performance
Despite a very challenging macroeconomic environment in Fiscal 2025, we focused on continuing our growth, controlling costs, and positioning our Company for success when macroeconomic conditions improve. We believe that our NEOs were instrumental in supporting our growth and performance in Fiscal 2025, despite the continued macroeconomic headwinds. Highlights of our results include the following:
•we opened 20 new warehouse-format stores;
•net sales increased 5.1% to $4,684.1 million in Fiscal 2025, compared to $4,455.8 million in Fiscal 2024; and
•gross margin increased 30 basis points to 43.6% in Fiscal 2025, compared to 43.3% in Fiscal 2024.
For more information on our financial results for Fiscal 2025, see our 2025 Annual Report, filed with the SEC on February 19, 2026.
Leadership Transition
Effective March 10, 2025, Mr. Paulsen was appointed as the President of the Company, following the retirement of our former President, Trevor Lang, on March 1, 2025. The Board, upon the recommendation of the Compensation Committee and with input from our independent compensation consultant, set the compensation for Mr. Paulsen in his role as President, taking into account his prior experience, including significant experience in home improvement, merchandising, retail and commercial sales, and supply chain operations, as well as peer company compensation for the president role. The Board determined to set Mr. Paulsen’s initial base salary at $800,000, and set his annual cash incentive target at 100% of base salary. For Fiscal 2025, his annual cash incentive was prorated for the number of days in the fiscal year that he was employed by the Company. Mr. Paulsen also received a cash sign-on bonus of $1.6 million, as a partial make-whole payment for foregone and/or repaid bonus and equity compensation from his prior employer. The Board also granted Mr. Paulsen a long-term equity compensation award in the amount of $3.7 million on May 5, 2025, the first quarterly equity grant date following the effective date of his employment. Fifty percent of the award was in the form of time-based restricted stock units (“RSUs”) that vest in three equal annual installments on the first three anniversaries of the grant date, and 50% was in the form of performance stock units (“PSUs”) that vest in accordance with the terms of the PSU awards granted for Fiscal 2025 to the Company’s other executive officers, as described in more detail below.
In October 2025, we announced our leadership transition plan, pursuant to which Mr. Taylor stepped down as our Chief Executive Officer and became our Executive Chair, effective December 26, 2025, the first day of Fiscal 2026. Also effective December 26, 2025, Mr. Paulsen was promoted to Chief Executive Officer and appointed to our Board, and Mr. Axelrod, who had served as our non-executive Chair during Fiscal 2025, was elected by our independent directors as Lead Director.

As part of our Chief Executive Officer succession process, the non-management members of the Board, upon the recommendation of the Compensation Committee and with input from our independent compensation consultant, set the compensation for Mr. Paulsen and Mr. Taylor in their new roles. With respect to Mr. Paulsen, the Board and Compensation Committee considered the chief executive officer compensation of our peer companies, as discussed below under “—Determination of Compensation—Peer Group Construction,” as well as Mr. Paulsen’s experience and performance in the role of President. Taking into account these considerations, the non-management members of the Board determined to set Mr. Paulsen’s Fiscal 2026 base salary at $1,000,000, with a target annual bonus of 125% of his base salary. In February 2026, as part of the annual equity grant, the non-management directors also granted Mr. Paulsen an annual long-term incentive award for Fiscal 2026 in the amount of $5.75 million, using a mix of 50% PSUs and 50% RSUs.
For Mr. Taylor, the Board and Compensation Committee considered his performance and tenure as Chief Executive Officer, the expectation that his new role would continue to be a full-time, executive-level position in which he would remain actively involved in shaping the Company’s long-term vision for strategic growth and supporting the Company’s continued expansion, as well as executive chair compensation at similar situated companies. Taking into account these considerations, the non-management members of the Board determined to set Mr. Taylor’s Fiscal 2026 base salary at $800,000, with a target annual bonus of 100% of his base salary. In February 2026, as part of the annual equity grant, the non-management directors also granted Mr. Taylor an annual long-term incentive award for Fiscal 2026 in the amount of $5.0 million, using a mix of 50% PSUs and 50% RSUs.
Fiscal 2025 Compensation
Compensation Philosophy and Objectives
The primary objectives of our executive pay program are to:
•attract and retain an exceptional executive team needed to outperform our peers and execute our strategy;
•drive our short- and long-term growth objectives;
•align the interests of our executive team with those of our stockholders; and
•align our organization’s pay programs with metrics that we generally view as being important drivers of our performance.
To achieve that, our compensation program relies on the following core principles:

Core Principles
Simplicity and Transparency	Base salary, incentive compensation and equity awards should be easy for executives and our stockholders to understand.
Linked to our Strategy	Our pay design should create a direct bridge to our strategy, and clearly reflect our key short- and long-term business objectives.
Attractive Compensation for Top Talent	Pay levels and design should be compelling enough to attract the best talent we can to support the successful execution of our strategies.
Pay for Performance	The majority of compensation should be subject to achievement of financial performance levels that align with the strategic and financial priorities set by the Board.
Appropriate Risk Orientation
Our compensation programs are designed in a manner that is intended to provide for performance-based compensation that is both challenging and achievable, and that does not encourage excessive or unnecessary risk-taking. In general, the more senior a role, the more the total mix of that role’s compensation should be “at risk.”

While the Compensation Committee considers competitive compensation data to generally inform decisions relating to NEO compensation, it does not benchmark NEO compensation to any particular level of our compensation peer group or the market generally.

The following table summarizes the material elements of our executive compensation program that we believe drive a balanced structure and embody governance best practices:

What We Do	What We Don’t Do
✓    Pay-for-Performance: Majority of target fiscal year pay is performance-based and not guaranteed
✓    Annual Compensation Risk Review: Our Compensation Committee annually assesses risk in compensation programs associated with regulatory, stockholder and market changes
✓    Share Ownership Guidelines: We maintain meaningful share ownership guidelines
✓    Annual Assessment of Compensation Program: Our Compensation Committee annually assesses the design and alignment of our incentive plans in relation to performance goals, business strategy, organizational priorities and stockholder interests
✓    Maximum Payouts: We limit both short-term and long-term incentive payouts as a percentage of target awards
✓    Clawback Policies: We maintain robust clawback policies that cover cash and non-cash incentive compensation (including compensation subject to time-based vesting only) that is received by our NEOs during the applicable covered period

X    No Excise Tax Gross-ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
X    No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the perquisites we provide
X    No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions, pledging Company stock as collateral, and similar arrangements with respect to the Company’s securities
X    No Problematic Option Practices: The Company does not have a practice of granting discounted stock options, extending the original option term, or repricing or exchanging underwater options

Elements of Our Executive Compensation Program
For Fiscal 2025, our executive compensation program consisted of the following elements:

	REWARD ELEMENT	FORM	PURPOSE
	Base Salary	Cash	Provides a fixed level of competitive base pay to help us attract and retain successful executive talent
Fixed

	Annual Cash Incentive Bonus	Cash	Rewards executives for achievement of key financial metrics for the fiscal year
Variable

	Stock Incentive Plan	Performance Stock Units Restricted Stock Units	Rewards and incentivizes performance, retention and creation of long-term stockholder value and achievement of key operating metrics over a longer-term period

Allocation of Compensation. We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. On a prospective basis, we evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders. We generally allocate compensation between short-term and long-term components and between cash and equity in a manner that we believe will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term incentive equity awards) comprise an increasingly larger proportion of total compensation of our senior executives as position level increases. This is consistent with our belief that these at-risk elements of compensation more closely align management’s interests with our financial performance and with our employees’ and stockholders’ interests.
For Fiscal 2025, approximately 89.1% of Mr. Taylor’s target compensation as Chief Executive Officer, and approximately 81.1% on average for our other NEOs, was at risk and contingent upon the achievement of corporate performance objectives, service requirements and/or share price performance. The components of total target compensation for Fiscal 2025 were:

Long-Term Incentive Compensation: 75.6%

Base Salary	Annual Cash Incentive	Restricted Stock Units	Performance Stock Units

Long-Term Incentive Compensation: 65.4%

Base Salary	Annual Cash Incentive	Restricted Stock Units	Performance Stock Units
As discussed in more detail below, and as reflected in the Pay Versus Performance charts under “Executive Compensation—Compensation of Our Named Executive Officers—Pay Versus Performance,” the Compensation Committee noted certain circumstances where the pay actually received by the NEOs was significantly lower than target total compensation as approved by the Compensation Committee at the beginning of the respective fiscal year, due to the impact on Company performance of macroeconomic conditions outside of management’s control. This result led the Compensation Committee to consider and adopt changes to the structure of our annual cash incentive and PSU awards in Fiscal 2025, as described in greater detail below.
Base Salary. Base salary provides a stable foundation for our compensation program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. When reviewing each executive’s base salary, the Compensation Committee considers the level of responsibility and complexity of the executive’s role, individual performance in the prior year, and the salaries paid for the same or similar positions in the market.
In February 2025, after review of benchmarking analysis against our peer group, taking into account job duties and responsibilities for Messrs. Taylor, Langley, Christopherson and Sayman, and considering the factors listed above, the Compensation Committee and the Board, as applicable, approved the Fiscal 2025 base salaries of the NEOs as indicated in the table below, effective February 21, 2025 (and in the case of Mr. Paulsen, March 10, 2025, his date of hire).

Name	Fiscal 2025 Base Salary	Fiscal 2024 Base Salary
Thomas V. Taylor	$1,100,000	$1,060,000
Bradley S. Paulsen	$800,000	$—
Bryan H. Langley	$505,000	$490,000
David V. Christopherson	$561,500	$540,000
Ersan Sayman	$443,000	$430,000
Annual Cash Incentive Bonuses. Our NEOs are eligible to receive annual cash incentives under our annual performance bonus program for the applicable fiscal year. We consider annual cash incentive bonuses to be “at-risk” compensation. As “at-risk” compensation, we determine the size of the target incentive as a percentage of base compensation, proportionate to each NEO’s position and responsibilities. The annual incentives are intended to reward our NEOs for achieving net sales and EBIT objectives established by the Compensation Committee. EBIT, which we define as net income before interest and taxes, is a supplemental measure of financial performance that is not required by, or presented in accordance with, U.S. GAAP.
In considering the structure for the 2025 Annual Performance Bonus Program (the “2025 Bonus Program”), the Compensation Committee anticipated a challenging and difficult to predict environment in Fiscal 2025. Following discussions with the Compensation Committee’s independent compensation consultant and management, the

Compensation Committee modified the structure of the program for Fiscal 2025 to better allow it to set appropriate performance targets under our 2025 Bonus Program in light of shifting external variables, such that the 2025 Bonus Program could continue to serve its intended purpose of driving management to achieve broader financial and strategic goals. The threshold, target and maximum performance metrics for the 2025 Bonus Program were set by the Compensation Committee in February 2025. Performance was measured for the period, with a single payout occurring in March 2026 following Compensation Committee certification of the level of achievement against the metrics.

Under the 2025 Bonus Program, our NEOs were eligible to receive an annual incentive with a target amount equal to a percentage of their respective annual base salary earned in the fiscal year, as follows:

Name	2025 Target Bonus as a % of Base Salary	2025 Target Bonus ($)
Thomas V. Taylor	125%	$1,375,000
Bradley S. Paulsen	100%	$800,000
Bryan H. Langley	75%	$378,750
David V. Christopherson	75%	$421,125
Ersan Sayman	75%	$332,250
The maximum annual cash incentive bonus payable pursuant to the 2025 Bonus Program was 200% of the NEO’s applicable target bonus. Annual incentives for our NEOs under the 2025 Bonus Program were calculated based on achievement of targeted net sales (20% weighting) and EBIT (80% weighting) for the performance period, as determined by the Compensation Committee.
The performance metrics for the 2025 Bonus Program were set as follows:

Performance Metric	Weighting (%)	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)
Net Sales	20%	$4,535.3	$4,824.8	$4,970.1
EBIT	80%	$219.3	$274.7	$316.0
The goals were based on, and aligned with, the business outlook and financial plan for Fiscal 2025, which contemplated our continued focus on store expansion and efforts to recover sales and control costs in the difficult macroeconomic environment. To the extent target performance fell between the levels specified above, the payout percentage was determined on an interpolated basis.
During Fiscal 2025, the Company’s performance continued to be impacted by macroeconomic pressures outside the Company’s control. For Fiscal 2025, net sales and EBIT were both between threshold and target levels, for a blended payout percentage of 86.3%, which reflects an adjustment made for restructuring charges that were incurred in Fiscal 2025. The table below sets forth the detailed performance results for the 2025 Bonus Program.

Performance Metric	Weighting (%)	Target ($ in millions)	Actual ($ in millions)	Percentage of Target (%)	Payout (%)
Net Sales	20%	$4,824.8	$4,684.1	97.1%	35.4%
EBIT	80%	$274.7	$274.1	99.8%	99.1%

Name	Actual 2025 Bonus Payout ($)(1)	Full Year Payout as a % of Target	Full Year Payout as a % of Base Salary
Thomas V. Taylor	$1,178,737	86.3%	107.9%
Bradley S. Paulsen	$528,605	86.3%	86.3%
Bryan H. Langley	$325,107	86.3%	64.7%
David V. Christopherson	$360,880	86.3%	64.7%
Ersan Sayman	$285,213	86.3%	64.7%
(1)Actual payout was calculated using the NEO’s actual base salary paid in Fiscal 2025 as set forth in the Summary Compensation Table.

Equity Incentive Awards. We believe that regular equity-based long-term incentive awards align the interests of our NEOs with our stockholders and focus our NEOs on our long-term growth. We maintain the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan, as amended (the “2017 Plan”), pursuant to which we may grant incentive stock options, non-qualified stock options, restricted stock, other stock-based awards and performance-based cash awards to our employees, including the NEOs, which awards may be subject to such service-based, performance-based or other vesting factors or criteria as determined by the Compensation Committee in its discretion in accordance with the 2017 Plan.
Equity Awards Process
We typically grant equity incentive awards to our NEOs annually. The Compensation Committee generally approves the annual equity incentive awards at its meeting in February each year, with awards granted after the filing of our Annual Report for the prior fiscal year. In certain circumstances, the Compensation Committee may also approve grants to be effective at other times, including interim grants for new hires and promotions after the regular annual grant date. Employees may also enroll to purchase shares of our common stock under the terms of the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), with purchase dates generally in June and December of each year using payroll deductions accumulated during the prior six-month period. During Fiscal 2025, the Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity incentive awards.
Fiscal 2025 Equity Awards
In Fiscal 2025, the NEOs were granted half of their annual equity award in the form of service-based RSUs and half in the form of performance and service-based PSUs. The Compensation Committee believes that awarding a mix of RSUs and PSUs encourages our NEOs to create and sustain stockholder value over longer periods because their value is directly attributable to changes in the price of our common stock over time, and because their full value cannot be realized until vesting occurs, which generally requires continued employment for multiple years and/or achievement of performance goals. The Compensation Committee views RSUs as a form of long-term incentive that focuses our NEOs on long-term strategy execution and promotes NEO retention. In addition to the considerations applied to RSUs, the Compensation Committee views the long-term financial metrics applicable to the PSUs, which incorporate measures of both operating income and balance sheet return on investment performance, as valuable in better ensuring that our NEOs are appropriately incentivized to create long-term value for the Company and the Company’s stockholders and to effectively allocate capital toward investments that are intended to provide future growth for the Company’s stockholders.
In determining the size of equity-based grants, the Compensation Committee considers, among other things, the number of shares available under the 2017 Plan, the potential dilutive impact of such grants on our stockholders, the individual’s position with the Company, and their performance over the past fiscal year. The number of RSUs and PSUs granted to our NEOs in Fiscal 2025, as well as their respective grant date fair values, is set forth in the Grants of Plan-Based Awards Table for Fiscal 2025 on page 36 of this proxy statement.
The RSUs granted in Fiscal 2025 vest in three ratable annual installments on each of the first three anniversaries of the grant date, generally subject to the grantee’s continued employment as of each applicable vesting date.
Prior to Fiscal 2024, the PSU awards granted to the NEOs required achievement of a minimum level of return on invested capital (“ROIC”), which, if not met, resulted in no vesting even if other performance metrics were achieved. As a result, the fiscal year ended December 29, 2022 (“Fiscal 2022”) PSU awards and the fiscal year ended December 28, 2023 (“Fiscal 2023”) PSU awards (including the similarly structured portion of the special Fiscal 2023 special PSU awards) had not met the threshold requirements for vesting. For the NEOs, this resulted in 100% of the Fiscal 2022 PSUs, or 50% of their total Fiscal 2022 equity award, and 100% of the Fiscal 2023 PSUs, or 50% of the Fiscal 2023 annual equity award, as well as 45% of the Fiscal 2023 special PSU awards, having no value. PSUs granted in Fiscal 2024 were weighted 20% to ROIC targets and 80% to Adjusted EBIT. For Fiscal 2024, ROIC was measured on the average ROIC over the three-year performance period. As of the end of Fiscal 2025, the PSUs granted in Fiscal 2024 are expected to earn a payout between threshold and target level.

For Fiscal 2025, PSU vesting is weighted 20% to ROIC and 80% to Adjusted EBIT. Threshold, target, and maximum performance levels for the ROIC metric will continue to be subject to achievement of three-year average ROIC performance. In structuring the Adjusted EBIT metric for the Fiscal 2025 PSU awards, the Compensation Committee assessed the prior PSU awards and considered the fact that the targets set for these prior awards anticipated a much faster macroeconomic recovery than we have experienced. With the uncertainty in the macroeconomic environment continuing into Fiscal 2025, the Compensation Committee determined to modify the structure of the Adjusted EBIT metric for the PSUs granted in Fiscal 2025 such that the Adjusted EBIT targets would be set in three separate tranches measured annually in each successive fiscal year during the three-year performance period (fiscal years 2025, 2026, and 2027 respectively). Threshold, target, and maximum performance for the Adjusted EBIT metric for the first year of the performance period, Fiscal 2025, were set to be challenging but achievable based on Fiscal 2024 results and given the difficult and uncertain macroeconomic environment. The Adjusted EBIT target performance level for each of the two remaining tranches, Fiscal 2026 and 2027 respectively, is to be set at 110% of the actual performance for the prior fiscal year with threshold and maximum performance levels set at 92% and 108% of target, respectively. The number of earned PSUs will be measured independently for each respective fiscal year with the cumulative number of PSUs determined at the end of the three-year performance period. Threshold, target, and maximum performance levels and the respective payout percentage for ROIC and the tranche of Adjusted EBIT measured against Fiscal 2025 performance are shown in the following table. Each metric is measured independently, and failure to meet one does not prevent vesting the portion of the award subject to the other metric. To the extent target performance falls between the levels specified below, the vesting percentage will be determined on a straight-line interpolated basis. The percentage of the PSUs that becomes vested (if any) will be based on the Compensation Committee’s certification of the Company’s achievement with respect to the performance targets over the three-year performance period. We believe this design incentivizes our NEOs to drive earnings growth as well as efficiently allocate capital.

		Percent of PSUs Vested
Performance Metric	Weighting	50%	100%	150%	200%
Three-Year Average ROIC	20%	9%	10%	11%	12%
Adjusted EBIT at end of the Fiscal 2025 Performance Period	80%	$248.4 million	$270.0 million	$280.8 million	$291.6 million
At the end of the performance period in December 2027, the Compensation Committee will review and certify the level of achievement of performance goals with respect to the Fiscal 2025 PSUs, which will be described in our proxy statement for Fiscal 2028. With respect to PSUs granted as part of Fiscal 2025 annual awards, vesting generally requires continued employment through the date the Compensation Committee certifies the extent to which the Adjusted EBIT and ROIC performance criteria have been met. However, if an NEO’s employment is terminated by the Company without Cause (as defined in the applicable NEO’s employment agreement) or, with respect to Messrs. Taylor and Paulsen, if he terminates his employment for Good Reason (as defined in his employment agreement), during the one-year period following a Change in Control (as defined in the 2017 Plan), the PSUs would become fully vested based on target performance.
“Adjusted EBIT” is a non-GAAP financial measure, and is defined as earnings before interest and taxes, adjusted for certain special, unusual or non-recurring items affecting the Company or its financial statements, items related to the disposal of business or discontinued operations (including termination expenses), certain items related to acquisitions and the impact of acquisitions, employer taxes tied to stock-based compensation, asset impairments, one-time personnel-related expenses, material litigation charges or gains, goodwill impairment charges, items related to equity and/or debt related transactions, items related to changes in accounting principles or applicable law or regulations, and certain other adjustments as determined to be appropriate by the Compensation Committee (which may include adjustments taken into account in calculating Adjusted EBIT as reported by the Company in one or more of its earnings releases for the performance period), in each case, as determined by the Compensation Committee to be appropriate taking into account all relevant objective information or financial data, with the Compensation Committee’s determination to be final and conclusive on all parties.
“ROIC” is a non-GAAP financial measure, and is defined as, with respect to each fiscal year during the three-year performance period, the Company’s return on invested capital for a fiscal year, determined as the quotient of (i) an amount equal to (A) the Company’s Adjusted EBIT, plus (B) the Company’s expenses and amortization related to the Company’s leased property, minus (C) the product of (I) the Company’s Adjusted EBIT, (II) plus the Company’s expenses and amortization related to the Company’s leased property multiplied by (III) the Company’s effective tax rate, divided by (ii) an amount equal to (A) the previous five-quarter-average net fixed assets, as reported by the Company in its quarterly and annual financial statements for the five quarters ending with the last quarter of the applicable fiscal year, plus (B) the Company’s then-current net working capital, as reported by the Company in its quarterly and annual financial statements for the five quarters ending with the last quarter of the applicable fiscal year (calculated as (1) total current assets, minus (2) cash and cash equivalents, less (3) total current liabilities, minus (4) current portion of debt), plus (C) the Company’s expenses and amortization related to the Company’s leased property multiplied by 7.5, in each case determined in accordance with generally accepted accounting principles, in each case as determined by the Compensation Committee in its sole discretion, with such determination to be final and conclusive on all parties.

401(k) Plan and other Benefits
All employees are eligible to participate in our 401(k) plan and receive discretionary matching contributions from us once they meet the eligibility criteria. We match employee contributions in cash at a rate of 45% of the first 5% of base compensation that an employee contributes, with graded vesting over a four-year period. Our NEOs are also eligible for the Company matching contribution, subject to regulatory limits on contributions to 401(k) plans. Messrs. Paulsen, Langley and Christopherson each participate in the 401(k) plan. In addition to participation in our 401(k) plan, we provide our NEOs with employer paid group term life insurance.
Pursuant to the Company’s aircraft policy, in order to maximize productivity, provide for greater physical security, incentivize retention, and ensure that Mr. Taylor can be immediately available to respond to business priorities, we pay for, or reimburse costs of, certain air travel arising in connection with Mr. Taylor’s regular business-related commuting to and from our corporate office and certain personal travel for Mr. Taylor and/or his family members or other guests. Mr. Taylor’s air travel under the Company’s aircraft policy is reviewed by the Compensation Committee on an annual basis. Amounts paid and/or reimbursed under the Company’s aircraft policy constitute taxable income to Mr. Taylor, and we do not gross-up or in any way compensate Mr. Taylor for income tax owed in respect of such amounts. The costs relating to business-related commuting and personal travel by Mr. Taylor and/or his guests are reported as other compensation in the “All Other Compensation” column of the Summary Compensation Table below.
Employment Agreements
We are party to employment agreements with Messrs. Taylor, Paulsen, Langley, Christopherson, and Sayman (collectively and as amended, the “Employment Agreements”). Each Employment Agreement provides for the payment of base salary and certain other benefits. Each of the NEOs is also eligible to earn an annual bonus equal to a percentage of base salary, based on the achievement of performance criteria. The Employment Agreements, as well as any amendments thereto, are all filed as exhibits to our 2025 Annual Report.
The NEOs are also eligible to receive severance benefits in the event of certain terminations of employment. For a more detailed description of such benefits, see “Executive Compensation—Compensation of Our Named Executive Officers—Potential Payments upon Termination or Change in Control.”
Restrictive Covenants
Each of the NEOs is subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment (or, in the case of Mr. Taylor, for two years after termination of employment). In addition, each NEO is subject to confidentiality and non-disparagement restrictions.
Determination of Compensation
Role of the Compensation Committee in Executive Compensation
During Fiscal 2025, the Compensation Committee (and, with respect to Messrs. Taylor and Paulsen, the Board), made all decisions regarding the compensation levels of our executive officers.
It is the Compensation Committee’s responsibility to:
•oversee the design of our executive compensation programs, policies, strategies and practices;
•determine the types and amounts of compensation for executive officers; and
•review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our cash incentive compensation and equity incentive compensation plans.
In addition, as described in these proxy materials, the Compensation Committee has directly engaged Korn Ferry to assist in its review of compensation for our executive officers.
In Fiscal 2025, the Compensation Committee made recommendations to the Board regarding, and the Board approved, the individual compensation of Messrs. Taylor and Paulsen.

Role of Executive Officers in Determining Executive and Director Compensation
As described above, during Fiscal 2025, the Compensation Committee and, as applicable, the Board made all decisions regarding the compensation of our executive officers and directors, after considering recommendations by Mr. Taylor (other than with respect to his own compensation).
Our human resources department supported the Compensation Committee’s work, and in some cases acted under delegated authority to administer compensation programs.
Role of the Compensation Consultant
The Compensation Committee has retained Korn Ferry as its consultant to provide advice on executive and director compensation practices. Korn Ferry’s support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.
In Fiscal 2025, we paid Korn Ferry $271,594, which consisted of approximately $153,000 for services related to executive and director compensation and $118,594 for services related to broad-based compensation, which represents less than 0.01% of Korn Ferry annual revenue.
For a detailed discussion of the Compensation Committee’s review of Korn Ferry’s independence, see the discussion under the heading “Other Board and Corporate Governance Information—Board Committees—Compensation Committee” above.
Peer Group Construction
In making executive compensation determinations for Fiscal 2025, we relied on the experience of the members of our Compensation Committee, as well as the input of our Chief Executive Officer (other than with respect to his own compensation), who has many years of experience in our industry. Each year the Compensation Committee reviews the peer group from the prior year and, if necessary, makes changes to reflect companies with revenue size, growth rates and other characteristics that the Compensation Committee believes provide a more appropriate comparison. In Fiscal 2025, the Compensation Committee updated the peer group by replacing Sleep Number Corporation with Boot Barn Holdings, Inc.
For Fiscal 2025, the Compensation Committee reviewed compensation data from the public filings for the following companies, which our Compensation Committee identified as our peer group for Fiscal 2025.

Beacon Roofing Supply, Inc. Boot Barn Holdings, Inc. Deckers Outdoor Corporation Etsy, Inc. Fastenal Company Five Below, Inc. Lululemon Athletica Inc.	Ollie’s Bargain Outlet Holdings, Inc. Pool Corporation RH SiteOne Landscape Supply, Inc. Somnigroup International, Inc. Ulta Beauty, Inc. Williams-Sonoma, Inc.
In July 2025, the Compensation Committee updated this peer group to replace Beacon Roofing Supply, Inc. with MSC Industrial Direct Co., Inc. for the remainder of fiscal 2025.
While the Compensation Committee considered this data from time to time to generally inform decisions relating to NEO compensation, it did not seek to benchmark our NEO compensation to any particular level. The Compensation Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant. The Compensation Committee also expects to periodically review and update this peer group and to utilize Korn Ferry for peer group analysis in determining and developing compensation packages for our NEOs.
Say-on-Pay Consideration
At our 2025 annual meeting of stockholders, we held a stockholder advisory vote on the compensation of our NEOs in Fiscal 2024 (“2025 Say-on-Pay”). Our stockholders approved the compensation of our NEOs, with approximately 96.5% of the votes cast in favor of our 2025 Say-on-Pay resolution. We believe that the outcome of our 2025 Say-on-Pay vote signals our stockholders’ support of our compensation programs and philosophy, specifically our efforts to retain and motivate our NEOs and to align pay with performance and the long-term interests of our stockholders. The Compensation

Committee reviewed and considered these voting results, among other factors described in this Compensation Discussion and Analysis, in evaluating our executive compensation programs and philosophy.
Hedging and Pledging Policy
We have an insider trading policy, which, among other items, expressly prohibits covered persons (defined as our and our subsidiaries’ officers, directors and employees), as well as their immediate families and members of their households, from engaging in transactions of a speculative nature involving our common stock, including, but not limited to, buying or selling puts or calls or other derivative securities based on our common stock. In addition, such persons are prohibited from engaging in short sales of our common stock or entering into hedging or monetization transactions or similar arrangements with respect to our common stock. The policy also prohibits using Company securities as collateral in a margin account or pledging Company securities as collateral for a loan.
Stock Ownership Guidelines
To further align the long-term interests of our executives and our stockholders, we maintain stock ownership guidelines applicable to our Chief Executive Officer, other executive officers, and non-employee directors. The guidelines require our executives and non-executive directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer	5 times annual base salary
President / Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Non-employee directors	5 times annual cash retainer
Our executives and non-employee directors have five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. For the purposes of these stock ownership guidelines, the annual consulting fee received by Mr. West under his consulting agreement with us is deemed to be his annual cash retainer. For purposes of determining ownership levels, shares of common stock owned outright, unvested shares of restricted stock and restricted stock units, and shares underlying vested and certain unvested, in-the-money options to purchase common stock are included. Shares of common stock underlying an award subject to performance-vesting for which the performance criteria have not been satisfied are not included. As of the end of Fiscal 2025, all of our executive officers and non-employee directors were in compliance with these guidelines.
Clawback Policies
In order to encourage sound financial reporting and enhance individual accountability, we maintain a discretionary clawback policy for our current and former executive officers, Executive Vice Presidents and Senior Vice Presidents (“Covered Persons,” and such clawback policy, the “Incentive Compensation Recoupment Policy”). The Incentive Compensation Recoupment Policy provides that if either (i) a “Trigger Event” (as defined below) occurs with respect to a Covered Person or (ii) our financial statements are materially and negatively restated due to a Covered Person’s fraud or intentional misconduct or where the Covered Person had supervisory authority over the employee(s) or business area engaged in such activity and knew of, or willfully disregarded, such activity, we may seek to recover or cancel any cash- or non-cash incentive compensation (including compensation subject to time-based vesting only) paid or payable to the applicable Covered Person during the fiscal year in which the Trigger Event or such restatement occurred or during the last completed fiscal year prior to the fiscal year in which the Trigger Event or such restatement occurred. For purposes of the Incentive Compensation Recoupment Policy, a “Trigger Event” means, with respect to any Covered Person, (1) such Covered Person’s willful misconduct or gross negligence with regard to the Company or any subsidiary of the Company or willful violation of a material Company policy, or perpetration of an illegal act, dishonesty, fraud or act of moral turpitude, or (2) where the Covered Person had supervisory authority over the employee(s) or business area engaged in the activity described in clause (1) and knew of, or willfully disregarded, such activity.

Additionally, we maintain our Dodd-Frank Clawback Policy consistent with the requirements adopted by the SEC and the New York Stock Exchange (the “Dodd-Frank Policy” and, together with the Incentive Compensation Recoupment Policy, the “Clawback Policies”). Under the Dodd-Frank Policy, except for certain enumerated exceptions, if we are required to prepare a restatement due to material noncompliance with financial reporting requirements under U.S. securities laws, we are required to recoup from each current or former executive officer of the Company incentive-based compensation that was erroneously received during the applicable recovery period (the three completed fiscal years preceding the date in which a restatement is required).
For the complete terms of our Incentive Compensation Recoupment Policy and our Dodd-Frank Policy, please see exhibits 10.60 and 97, respectively, of our 2025 Annual Report.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE Melissa Kersey (Chair) Norman Axelrod Ryan Marshall

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table contains information about the compensation paid to or earned by each of our NEOs during Fiscal 2025, Fiscal 2024, and Fiscal 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Thomas V. Taylor – Executive Chair, former Chief Executive Officer(1)	2025	1,092,308	—	7,700,188	1,178,737	695,829	10,667,062
	2024	1,060,000	—	5,300,060	1,323,675	737,337	8,421,072
	2023	1,054,231	—	13,710,223	—	752,380	15,516,834
Bradley S. Paulsen – Chief Executive Officer, former President(2)	2025	612,308	1,600,000	3,700,000	528,605	4,231	6,445,144
Bryan H. Langley – Executive Vice President and Chief Financial Officer	2025	502,115	—	1,500,012	325,107	8,383	2,335,617
	2024	472,692	—	750,094	354,165	5,605	1,582,556
	2023	395,192	—	1,500,249	—	5,481	1,900,922
David V. Christopherson – Executive Vice President, Chief Administrative Officer and Chief Legal Officer	2025	557,366	—	1,650,012	360,880	9,070	2,577,328
	2024	527,500	—	1,100,092	395,230	6,032	2,028,854
	2023	470,193	—	3,700,161	—	6,951	4,177,305
Ersan Sayman – Executive Vice President, Merchandising(3)	2025	440,500	—	1,200,010	285,213	1,008	1,926,731
	2024	424,231	—	800,194	317,855	966	1,543,246
_____________________
(1)Mr. Taylor served as our Chief Executive Officer through Fiscal 2025. He transitioned to Executive Chair effective December 26, 2025, the first day of Fiscal 2026.
(2)Mr. Paulsen joined the Company on March 10, 2025 as our President, and served in that role through the end of Fiscal 2025. He was appointed as Chief Executive Officer effective December 26, 2025, the first day of Fiscal 2026.
(3)Mr. Sayman was not an NEO prior to Fiscal 2024.
(4)Amount represents the value of the sign-on bonus received by Mr. Paulsen in connection with his joining the Company on March 10, 2025 and pursuant to his employment agreement entered into as of February 12, 2025.
(5)Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in Fiscal 2025 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2025 contained in our 2025 Annual Report. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs. The amounts shown in the table with respect to PSUs granted in Fiscal 2025 reflect the fair value on the date of grant based on the probable outcome of the applicable performance goals, which was determined to be target level achievement. The grant date fair value of the PSUs granted in Fiscal 2025 assuming maximum achievement of the applicable performance goals is as follows: $7,700,188 for Mr. Taylor, $3,700,000 for Mr. Paulsen, $1,500,012 for Mr. Langley, $1,650,012 for Mr. Christopherson and $1,200,010 for Mr. Sayman.
(6)Amounts in this column for Fiscal 2025 include: (i) 401(k) employer matching contributions for Messrs. Paulsen, Langley, and Christopherson, respectively; (ii) employer-paid group term life insurance premiums for Messrs. Taylor, Paulsen, Langley, Christopherson and Sayman, respectively; and (iii) incremental employer-incurred costs under the Company’s aircraft policy in respect of commuting and personal travel by Mr. Taylor and/or his guests in the amount of $693,596, of which $458,866 related to commuting-related costs and $234,730 related to personal travel costs.

Grants of Plan-Based Awards Table for Fiscal 2025
The following table contains information about each grant of an award made to our NEOs under any incentive plan in Fiscal 2025:

Name	Type of Award	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas V. Taylor	Annual Cash Incentive Bonus	2/19/2025	2/19/2025	—	1,375,000	2,750,000	—	—	—	—	—
	RSU	2/24/2025	2/19/2025	—	—	—	—	—	—	39,476	3,850,094
	PSU	2/24/2025	2/19/2025	—	—	—	3,948	39,476	78,952	—	3,850,094
Bradley S. Paulsen	Annual Cash Incentive Bonus	1/24/2025	1/24/2025	—	800,000	1,600,000	—	—	—	—	—
	RSU	5/5/2025	1/24/2025	—	—	—	—	—	—	25,000	1,850,000
	PSU	5/5/2025	1/24/2025	—	—	—	2,500	25,000	50,000	—	1,850,000
Bryan H. Langley	Annual Cash Incentive Bonus	2/18/2025	2/18/2025	—	378,750	757,500	—	—	—	—	—
	RSU	2/24/2025	2/18/2025	—	—	—	—	—	—	7,690	750,006
	PSU	2/24/2025	2/18/2025	—	—	—	769	7,690	15,380	—	750,006
David V. Christopherson	Annual Cash Incentive Bonus	2/18/2025	2/18/2025	—	421,125	842,250	—	—	—	—	—
	RSU	2/24/2025	2/18/2025	—	—	—	—	—	—	8,459	825,006
	PSU	2/24/2025	2/18/2025	—	—	—	846	8,459	16,918	—	825,006
Ersan Sayman	Annual Cash Incentive Bonus	2/18/2025	2/18/2025	—	332,250	664,500	—	—	—	—	—
	RSU	2/24/2025	2/18/2025	—	—	—	—	—	—	6,152	600,005
	PSU	2/24/2025	2/18/2025	—	—	—	615	6,152	12,304	—	600,005
_____________________
(1)Constitutes target and maximum award opportunities for our NEOs under the 2025 Bonus Program based on salaries in effect in Fiscal 2025. See “—Fiscal 2025 Compensation—Elements of Our Executive Compensation Program—Annual Cash Incentive Bonuses” for information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2025.
(2)Constitutes threshold, target and maximum award opportunities for our NEOs under the performance-based vesting of PSUs as outlined in the “—Fiscal 2025 Compensation—Elements of Our Executive Compensation Program—Equity Incentive Awards—Fiscal 2025 Equity Awards” section.
(3)Constitutes time-vested awards granted to our NEOs. See “—Fiscal 2025 Compensation—Elements of Our Executive Compensation Program—Equity Incentive Awards—Fiscal 2025 Equity Awards.”
(4)Pursuant to the SEC rules, RSUs and PSUs are valued in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2025 contained in our 2025 Annual Report. The amounts shown in the table reflect the total fair value on the date of grant, assuming target level achievement with respect to the PSUs, and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2025
The following table contains information about outstanding equity awards as of the last day of Fiscal 2025 for each of our NEOs:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Thomas V. Taylor	218,189	—	21.00	4/26/2027	6,842	432,483	10,510	664,305
	135,301	—	31.98	11/2/2028	24,464	1,546,369	24,895	1,573,613
	56,500	—	57.70	2/24/2030	15,235	963,004	10,263	648,693
	19,759	—	95.68	3/1/2031	39,476	2,495,278	18,281	1,155,510
							50,003	3,160,690
Bradley S. Paulsen					25,000	1,580,250	31,667	2,001,671
Bryan H. Langley	1,159	—	9.99	9/30/2026	2,454	155,117	1,051	66,434
	2,830	—	21.00	4/26/2027	923	58,343	2,490	157,361
	2,512	—	40.48	11/6/2027	2,739	173,132	1,384	87,451
	4,101	—	31.98	11/2/2028	2,157	136,344	2,588	163,556
	4,592	—	44.05	5/6/2029	7,690	486,085	9,741	615,729
	2,420	—	57.70	2/24/2030
	857	—	95.68	3/1/2031
David V. Christopherson	2,586	—	57.70	2/24/2030	1,292	81,667	3,153	199,301
	1,808	—	95.68	3/1/2031	8,215	519,270	7,469	472,084
					3,163	199,933	1,937	122,406
					8,459	534,693	3,795	239,882
							10,715	677,295
Ersan Sayman	28,320	—	9.99	9/30/2026	738	46,649	2,102	132,867
	21,428	—	21.00	4/26/2027	5,477	346,201	4,979	314,723
	10,866	—	31.98	11/2/2028	2,301	145,446	1,107	69,942
	3,594	—	57.70	2/24/2030	6,152	388,868	2,760	174,460
	857	—	95.68	3/1/2031			7,793	492,596

(1)RSUs outstanding as of the end of Fiscal 2025 for each NEO vested or vest as follows:

Vesting Date	T. Taylor	B. Paulsen	B. Langley	D. Christopherson	E. Sayman
2/24/2026	13,158	—	2,563	2,819	2,050
2/26/2026	7,617	—	1,078	1,581	1,150
2/27/2026	31,306	—	1,836	4,030	2,564
5/5/2026	—	8,333	—	—	—
11/29/2026	—	—	2,454	—	—
2/24/2027	13,159	—	2,563	2,820	2,051
2/26/2027	7,618	—	1,079	1,582	1,151
2/27/2027	—	—	1,826	5,477	3,651
5/5/2027	—	8,333	—	—	—
2/24/2028	13,159	—	2,564	2,820	2,051
5/5/2028	—	8,334	—	—	—
Total	86,017	25,000	15,963	21,129	14,668
The reported value of the RSU awards is based on the closing stock price on December 24, 2025, the last trading day of Fiscal 2025.
(2)Amounts in this column represent PSUs granted to the NEOs that vest following a three-year performance period ending on the dates set forth in the table below, subject to achievement of (1) specified relative total shareholder return against a specified peer group in the case of the first award listed in the column and (2) EBIT-based specified earnings and EBIT-based ROIC targets with respect to the remaining awards, and, in each case, continued service through the date the Compensation Committee certifies the extent to which the applicable performance metrics have been met, or, in the case of the non-CEO special awards granted in 2023, continued service through the fourth anniversary of the grant date. See “Potential Payments upon Termination or Change in Control” for treatment of PSUs upon certain terminations of employment. The reported values of the PSUs are based on the closing stock price on December 24, 2025, the last trading day of Fiscal 2025, and, in accordance with SEC rules, reflect the maximum, threshold, threshold, and target performance level, respectively, of the four outstanding awards for each NEO (other than Mr. Paulsen, who has one outstanding award), based on performance as of the end of Fiscal 2025. The performance period end dates for the outstanding PSUs are as follows:

Performance Period End Date	T. Taylor	B. Paulsen	B. Langley	D. Christopherson	E. Sayman
12/25/2025	45,668	—	4,925	12,559	8,188
12/31/2026	18,281	—	2,588	3,795	2,760
12/30/2027	50,003	31,667	9,741	10,715	7,793
Option Exercises and Stock Vested During Fiscal 2025
The following table provides information regarding option exercises by the NEOs and stock awards that vested, in each case during Fiscal 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas V. Taylor	6,429	261,467	34,947	3,424,538
Bradley S. Paulsen	—	—	—	—
Bryan H. Langley	—	—	6,097	514,687
David V. Christopherson	—	—	7,052	691,333
Ersan Sayman	—	—	4,560	447,761
_____________________
(1)The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

(2)The value realized is computed as the number of shares of stock or units vested multiplied by the closing price of the underlying shares on the vesting date.
Potential Payments upon Termination or Change in Control
In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of Fiscal 2025 (except as otherwise noted).
Thomas V. Taylor
Mr. Taylor’s last day as Chief Executive Officer was the last day of Fiscal 2025, and he began serving as Executive Chairman as of the first day of Fiscal 2026. His amended Employment Agreement effective as of the first day of Fiscal 2026 has a one-year term that automatically extends for successive one-year terms without sixty days’ prior notice and provides that if he is terminated by the Company without cause (not including a non-renewal of his amended Employment Agreement), he will receive severance in the form of (i) salary continuation for the remainder of the current term of the agreement; (ii) any unpaid annual cash incentive bonus from the prior completed fiscal year; (iii) the annual cash incentive bonus for the current fiscal year, based on the Company’s performance against the performance metrics set by the Compensation Committee, pro-rated based on the date of termination and payable at the same time that it is paid to other executives; and (iv) payment of the Company portion of his health care premiums for the remainder of the current term of the agreement. If any such termination occurs or if Mr. Taylor terminates employment for good reason within 12 months of a change in control, Mr. Taylor will receive the amounts provided above and an amount equal to two times his target bonus for the year of termination.
If Mr. Taylor’s employment terminates due to disability, he will receive any unpaid annual cash incentive bonus from the prior completed fiscal year, and the annual cash incentive bonus for the current fiscal year, based on the Company’s performance against the performance metrics set by the Compensation Committee, pro-rated based on the date of termination and payable at the same time that it is paid to other executives. All payments described above are subject to Mr. Taylor’s or his legal guardian’s execution and non-revocation of a waiver and release of claims in favor of the Company.
If Mr. Taylor’s employment terminates due to death, his estate will receive any unpaid annual cash incentive bonus from the prior completed fiscal year and the annual cash incentive bonus for the current fiscal year, based on target performance, pro-rated based on the date of termination.
Bradley S. Paulsen
Mr. Paulsen joined the Company as our President on March 10, 2025 and became the Chief Executive Officer as of the first day of Fiscal 2026. Under his amended Employment Agreement effective as of the first day of Fiscal 2026, if Mr. Paulsen is terminated by the Company without cause or due to Company non-renewal of the employment agreement, or if he resigns for good reason, he will receive severance in the form of (i) 24-months’ salary continuation; (ii) any unpaid annual cash incentive bonus from the prior completed fiscal year; (iii) the annual cash incentive bonus for the current fiscal year, based on the Company’s performance against the performance metrics set by the Compensation Committee, pro-rated based on the date of termination and payable at the same time that it is paid to other executives; and (iv) payment of the Company portion of his health care premiums for 24 months. If any such termination occurs within 12 months of a change in control, Mr. Paulsen will also receive, in addition to the amounts listed above, two times his target bonus for the year of termination.
If Mr. Paulsen’s employment terminates due to disability, he will receive any unpaid annual cash incentive bonus from the prior completed fiscal year, and the annual cash incentive bonus for the current fiscal year, based on the Company’s performance against the performance metrics set by the Compensation Committee, pro-rated based on the date of termination and payable at the same time that it is paid to other executives. All payments described above are subject to Mr. Paulsen’s or his legal guardian’s execution and non-revocation of a waiver and release of claims in favor of the Company.
If Mr. Paulsen’s employment terminates due to death, his estate will receive any unpaid annual cash incentive bonus from the prior completed fiscal year and the annual cash incentive bonus for the current fiscal year, based on target performance, pro-rated based on the date of termination.

Other NEOs
Under the Employment Agreements with each of Messrs. Langley, Christopherson, and Sayman, if the Company terminates the NEO’s employment without cause, the Company does not renew such Employment Agreement, or if the NEO resigns for good reason, the NEO is entitled to receive (i) severance pay equal to the NEO’s annual base salary, payable over 12 months; (ii) any unpaid annual cash incentive bonus from the prior completed fiscal year; (iii) the annual cash incentive bonus for the current fiscal year, based on the Company’s performance against the performance metrics set by the Compensation Committee, pro-rated based on the date of termination and payable at the same time that it is paid to other executives; and (iv) payment of the Company portion of the Executive’s health care premiums for 12 months. If any such termination occurs within 12 months of a change in control, the Executive will receive, in addition to the amounts listed above, (i) payment of the Company portion of his health care premiums for 6 additional months and (ii) an amount equal to the NEO’s target bonus for the year of termination.
If the NEO’s employment terminates due to disability, the NEO will receive any unpaid annual cash incentive bonus from the prior completed fiscal year and the annual cash incentive bonus for the current fiscal year, based on the Company’s performance against the performance metrics set by the Compensation Committee, pro-rated based on the date of termination and payable at the same time that it is paid to other executives. All payments described above are subject to the NEO’s or his legal guardian’s execution and non-revocation of a waiver and release of claims in favor of the Company.
If the NEO’s employment terminates due to death, his estate will receive any unpaid annual cash incentive bonus from the prior completed fiscal year and the annual cash incentive bonus for the current fiscal year, based on target performance, pro-rated based on the date of termination.
The following table sets forth the payments that would be made to our NEOs who are currently employed by the Company upon the various events of termination, assuming the termination event occurred on the last day of Fiscal 2025.

Name	Cash Payments ($)		Continuation of Welfare Plans ($)		Equity Vesting ($)
Thomas V. Taylor (1)
Termination Without Cause	1,978,737	(2)	18,567	(3)	—
Death	1,178,737	(4)	—		3,292,040	(12)
Disability	1,178,737	(4)	—		—
Termination Without Cause or Resignation for Good Reason Within One Year Following a change in Control	3,578,737	(5)	18,567	(3)	5,237,075	(13)
Bradley S. Paulsen (1)
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	2,528,605	(6)	33,792	(8)	—
Death	528,605	(4)	—		526,729	(12)
Disability	528,605	(4)	—		—
Termination Without Cause or Resignation for Good Reason Within One Year Following a change in Control	5,028,605	(7)	33,792	(8)	1,580,250	(13)
Bryan H. Langley
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	830,107	(9)	7,802	(3)	—
Death	325,107	(4)	—		346,201	(12)
Disability	325,107	(4)	—		—
Termination Without Cause Within One Year Following a Change in Control	1,208,857	(10)	11,703	(11)	865,408	(13)

Name	Cash Payments ($)		Continuation of Welfare Plans ($)		Equity Vesting ($)
David V. Christopherson
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	922,380	(9)	13,939	(3)	—
Death	360,880	(4)	—		532,860	(12)
Disability	360,880	(4)	—		—
Termination Without Cause Within One Year Following a Change in Control	1,343,505	(10)	20,908	(11)	1,079,311	(13)
Ersan Sayman
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason	728,213	(9)	16,894	(3)	—
Death	285,213	(4)	—		364,342	(12)
Disability	285,213	(4)	—		—
Termination Without Cause Within One Year Following a Change in Control	1,060,463	(10)	25,341	(11)	746,826	(13)
_____________________
(1)Both Mr. Taylor’s and Mr. Paulsen’s payments are based on their amended Employment Agreements effective December 26, 2025, which better reflect their current severance benefits.
(2)Represents an amount equal to (i) salary continuation for the remainder of the current term of the agreement as if his employment terminated on the first day of Fiscal 2026, plus (ii) his actual annual incentive bonus payout for Fiscal 2025.
(3)Represents our payment for the employer portion of the cost of continuation health coverage for his family for 12 months following his termination.
(4)Represents an amount equal to his actual annual incentive bonus payout for Fiscal 2025.
(5)Represents an amount equal to (i) salary continuation for the remainder of the current term of the agreement as if his employment terminated on the first day of Fiscal 2026, plus (ii) his actual annual incentive bonus payout for Fiscal 2025, plus (iii) two times his Fiscal 2026 target bonus.
(6)Represents an amount equal to (i) two times his base salary on the date of termination, plus (ii) his actual annual incentive bonus payout for Fiscal 2025.
(7)Represents an amount equal to (i) two times his base salary on the date of termination, plus (ii) his actual annual incentive bonus payout for Fiscal 2025, plus (iii) two times his Fiscal 2026 target bonus.
(8)Represents our payment for the employer portion of the cost of continuation health coverage for his family for 24 months following his termination.
(9)Represents an amount equal to (i) one times his base salary on the date of termination, plus (ii) his actual annual incentive bonus payout for Fiscal 2025.
(10)Represents an amount equal to (i) one times his base salary on the date of termination, plus (ii) his actual annual incentive bonus payout for Fiscal 2025, plus (iii) his Fiscal 2025 target bonus.
(11)Represents our payment for the employer portion of the cost of continuation health coverage for his family for 18 months following his termination.
(12)Represents the value of accelerated vesting of any outstanding RSUs that would have vested in the six-month period following the date of such termination of employment, using our closing stock price of $63.21 on December 24, 2025, consistent with the terms of our current RSU award agreement.
(13)Represents the value of accelerated vesting of any outstanding PSUs, assuming a payout percentage of 100% of the target number of PSUs granted, using our closing stock price of $63.21 on December 24, 2025, consistent with the terms of our current PSU award agreement.

Pay Versus Performance Disclosure
As required by Item 402(v) of Regulation S-K, which was mandated by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer (“PEO”) and average “compensation actually paid” to our other NEOs (“Non-PEO NEOs”) and the financial performance of the Company for Fiscal 2025, Fiscal 2024, Fiscal 2023, Fiscal 2022, and the fiscal year ended December 30, 2021 (“Fiscal 2021”). For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based On(4):		Net Income (in millions)(5)	Net Sales (in millions)(6)
					Total Shareholder Return(4)	Peer Group Total Shareholder Return(4)
	(a)	(b)	(c)	(d)	(e)	(f)
2025	$10,667,062	$2,022,257	$3,321,205	$1,949,804	$68.08	$152.79	$208.6	$4,684.1
2024	$8,421,072	$(1,642,874)	$2,040,814	$(864,861)	$108.85	$165.12	$205.9	$4,455.8
2023	$15,516,834	$23,458,383	$4,631,434	$7,186,862	$122.66	$142.50	$246.0	$4,413.9
2022	$6,282,314	$(14,905,219)	$1,362,382	$(1,990,516)	$76.46	$127.48	$298.2	$4,264.5
2021	$5,143,661	$23,822,167	$1,477,609	$5,718,110	$139.99	$158.85	$283.2	$3,433.5
_____________________
(1)The PEO reflected in these columns for each of the fiscal years reflected in the table is Thomas V. Taylor. The dollar amounts reported in column (a) are the amounts of total compensation reported for Mr. Taylor for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”). Refer to “Executive Compensation—Compensation of Our Named Executive Officers—Summary Compensation Table.”
(2)The dollar amounts reported in columns (b) and (d) represent the amount of “compensation actually paid” (“CAP”) to our PEO and Non-PEO NEOs. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the amounts from the “Total” column of the SCT for Fiscal 2025 to calculate CAP for Fiscal 2025. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Taylor or our Non-PEO NEOs during Fiscal 2025. The fair values of equity compensation are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2025 contained in our 2025 Annual Report.

PEO SCT Total to CAP Reconciliation:	2025
SCT Total	$10,667,062
Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(7,700,188)
Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	5,110,330
Change in Fair Value From Prior Fiscal Year-End to Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(5,924,515)
Change in Fair Value From Prior Fiscal Year-End to Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(130,432)
CAP	$2,022,257

Average Non-PEO NEOs SCT Total to CAP Reconciliation:	2025
Average SCT Total Compensation	$3,321,205
Average Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(2,012,509)
Average Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	1,530,828
Average Change in Fair Value From Prior Fiscal Year-End to Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(854,162)
Average Change in Fair Value From Prior Fiscal Year-End to Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(35,558)
CAP	$1,949,804
(3)The Non-PEO NEOs reflected in these columns are: (i) for Fiscal 2025: Bradley S. Paulsen, Bryan H. Langley, David V. Christopherson, and Ersan Sayman; (ii) for Fiscal 2024: Bryan H. Langley, Trevor S. Lang, David V. Christopherson, and Ersan Sayman; (iii) for Fiscal 2023 and Fiscal 2022: Bryan H. Langley, Trevor S. Lang, David V. Christopherson, and Brian K. Robbins; and (iv) for Fiscal 2021: Trevor S. Lang, Lisa G. Laube, Brian K. Robbins, and David V. Christopherson. The dollar amounts reported in column (c) represent the average of the amounts reported for the Company’s Non-PEO NEOs as a group in the “Total” column of the SCT for each applicable fiscal year.
(4)The amounts reported in columns (e) and (f) represent cumulative total return to holders of our common stock against the cumulative total return of our peer entities, represented by the S&P 500 Home Improvement Retail Index, from December 31, 2020 (the last trading day before Fiscal 2021) through December 25, 2025, calculated from the market close on the last trading day before Fiscal 2021 through and including the end of each applicable fiscal year in the table above for which the total shareholder return is being calculated, respectively. The S&P 500 Home Improvement Retail Index is the same industry index referenced in our 2025 Annual Report. The total shareholder return for each investment assumes that $100 was invested in our common stock and the S&P 500 Home Improvement Retail Index on December 31, 2020 through December 25, 2025, including reinvestment of any dividends.
(5)The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable fiscal year.
(6)Net sales is calculated in accordance with GAAP, as reflected in our audited financial statements. While we use various performance measures for the purpose of evaluating performance for our compensation programs, we have determined that net sales is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by us to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance.
Most Important Financial Performance Measures to Determine Fiscal 2025 CAP
We consider the metrics below to be the most important financial performance measures utilized by the Company to link CAP for Fiscal 2025 to the Company’s performance.
•Net Sales
•EBIT
•ROIC

Pay Versus Performance Relationship Disclosures
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy, where the majority of compensation is paid subject to achieving financial performance levels that align with our strategic and financial priorities. The Company generally seeks to incentivize long-term performance through long-term incentive equity awards. The calculation of CAP, as computed in accordance with Item 402(v) of Regulation S-K, is affected by, among other things, the impact of changing stock price on the fair value of outstanding long-term incentive equity awards. Various other factors can also negatively impact the fair value of outstanding long-term incentive equity awards, and thereby reduce CAP, even when financial metrics are met. As a result, CAP as presented in the Pay Versus Performance table for a particular year may appear to decrease while our non-TSR financial performance measures are positive (for example, in Fiscal 2022 and Fiscal 2024). Nevertheless, over time, we view long-term incentive equity awards as an effective and important means of aligning executive compensation with our strategic and financial priorities.

CEO Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, which was mandated by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Thomas V. Taylor, our Chief Executive Officer (“CEO”) and PEO for Fiscal 2025, based on data as of December 25, 2025, the last day of Fiscal 2025 (the “Determination Date”).
Our employee population consists of a significant number of part-time employees, many of whom are also compensated on an hourly basis. As of the end of Fiscal 2025, approximately 91% of our employees are compensated on an hourly basis, and part-time employees represented approximately 24% of our total workforce. Our median employee in Fiscal 2025 was determined to be a full-time hourly employee.
For Fiscal 2025:
•The median of the annual total compensation of all employees of our company (other than our Fiscal 2025 CEO) was determined to be $35,586, and
•the annual total compensation of our Fiscal 2025 CEO, as reported in the Summary Compensation Table included in this proxy statement, was $10,667,062.
Based on this information, for Fiscal 2025, the ratio of the annual total compensation of our CEO in Fiscal 2025 to the median of the annual total compensation of all employees was 300 to 1.
This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:
•We determined that, as of the Determination Date, our employee population consisted of approximately 13,723 individuals with 13,713 of these employees located in the United States and 10 located outside of the United States. This population consisted of our full-time, part-time, and temporary employees. In calculating the pay ratio, we excluded the 10 employees located outside of the United States.
•We used a consistently applied compensation measure to identify our median employee by comparing the amount of salary, wages, overtime pay, bonuses and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2025. We did not annualize the compensation for any employee in identifying our median employee.
•We identified our median employee by consistently applying this compensation measure to all our employees included in the analysis.

After we identified our median employee, we calculated such employee’s annual total compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $35,586.
With respect to the annual total compensation of our CEO for Fiscal 2025, we used the amount reported for Fiscal 2025 in the “Total” column of our Summary Compensation Table included in this proxy statement.

COMPENSATION OF OUR DIRECTORS
Director Compensation Table(1)(2)(3)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	All Other Compensation ($)	Total ($)
Norman Axelrod (Chairman)	$218,750	$140,053	$—	$358,803
Nada Aried	$90,000	$140,053	$—	$230,053
William Giles	$105,000	$140,053	$—	$245,053
Dwight James	$—	$227,537	$—	$227,537
Melissa Kersey	$96,250	$140,053	$—	$236,303
Ryan Marshall	$90,000	$140,053	$—	$230,053
Peter Starrett	$15,000	$—	$—	$15,000
Richard Sullivan	$90,000	$140,053	$—	$230,053
Felicia Thornton	$100,000	$140,053	$—	$240,053
George Vincent West(4)	$—	$—	$100,000	$100,000
Charles Young	$87,500	$140,053	$—	$227,553
_____________________
(1)For information regarding the compensation of Mr. Taylor, see “Compensation of Our Named Executive Officers— Summary Compensation Table.” Mr. Starrett retired from the Board on February 28, 2025. Mr. Paulsen did not join the Board until December 26, 2025, the first day of Fiscal 2026.
(2)As of December 25, 2025, no directors held any options.
(3)For Fiscal 2025, Messrs. Taylor and West did not receive compensation for their services as directors. All other directors (collectively, “Non-Employee Directors”) each earned director fees in Fiscal 2025 as provided in the above table and as described below:
For Fiscal 2025, our Non-Employee Directors were paid the following fees:
•an annual cash retainer of $80,000;
•an additional annual cash retainer of $125,000 to the non-executive chair of our Board;
•an additional annual cash retainer of $25,000 to the chair of our Audit Committee;
•an additional annual cash retainer of $20,000 to the chair of our Compensation Committee;
•an additional annual cash retainer of $20,000 to the chair of our Nominating Committee
•an additional annual cash retainer of $10,000 to a non-chair member of our Audit Committee;
•an additional annual cash retainer of $10,000 to a non-chair member of our Compensation Committee; and
•an additional annual cash retainer of $7,500 to a non-chair member of our Nominating Committee.
In addition, in Fiscal 2025, our Board approved a grant of 1,436 RSUs to each of our Non-Employee Directors, which will vest in full on the first anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service through the vesting date.
Directors who are not Non-Employee Directors will not receive any compensation for their services as directors.
We reimburse our Non-Employee Directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings.
A Non-Employee Director may elect, prior to the end of the calendar year immediately preceding the calendar year in which such cash fees would otherwise be paid, to receive all or any portion of the annual cash retainers (including the additional annual cash retainers for the Chair, committee chairs, and committee members) in the form of RSUs, which will vest in full upon the first anniversary of the grant date, subject to the applicable Non-Employee Director’s continued service through the vesting date. Mr. James elected to receive his annual cash retainers in the form of additional RSUs for Fiscal 2025.

We previously maintained a nonqualified deferred compensation plan for our Non-Employee Directors (the “Director Deferred Compensation Program”). Under the Director Deferred Compensation Program, Non-Employee Directors could elect in advance to defer all or part of their annual cash and equity retainer fees received in connection with their service on the Board. Elections to defer annual retainer fees had to be made prior to the end of the calendar year immediately preceding the calendar year in which such annual retainer fees would otherwise be paid. Beginning in Fiscal 2023, we discontinued elections under the Director Deferred Compensation Program, and in Fiscal 2025, we terminated the Director Deferred Compensation Program.
(4)Mr. West is party to a consulting agreement with us, pursuant to which he receives annual consulting fees of $100,000. Either party may terminate the consulting agreement at any time upon 30-days’ written notice. Mr. West is subject to certain non-compete and non-solicitation restrictions while a consultant and for two years after the termination of his consultancy. In addition, Mr. West is subject to confidentiality and non-disparagement restrictions.
(5)Amounts set forth in the Stock Awards column represent the grant date fair value of RSUs granted to the Non-Employee Directors in Fiscal 2025 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2025 contained in our 2025 Annual Report. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the Non-Employee Directors. The table below discloses the aggregate number of outstanding RSUs held by each Non-Employee Director as of December 25, 2025.

Name	RSUs Outstanding
Norman Axelrod	1,436
Nada Aried	1,436
William Giles	1,436
Dwight James	2,333
Melissa Kersey	1,436
Ryan Marshall	2,901
Richard Sullivan	1,436
Felicia Thornton	1,436
Charles Young	1,436

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the NEOs for the fiscal year ended December 25, 2025. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs. Pursuant to our most recent say-on-frequency vote held at our 2024 annual meeting of the stockholders, the Board recommended, and the stockholders approved, that such advisory vote would be conducted every year.
As described in the Compensation Discussion and Analysis section of these proxy materials, the primary objectives of our executive compensation program are to (i) attract and retain an exceptional executive team needed to outperform our peers and execute our strategy; (ii) drive our short- and long-term growth objectives; (iii) align the interests of our executive team with those of our stockholders; and (iv) promote a performance orientation within the organization. The foregoing objectives are applicable to the compensation of our NEOs. We urge our stockholders to review the Compensation Discussion and Analysis and the compensation tables and narrative discussion included in the Executive Compensation section of these proxy materials for more information.
We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the NEOs. We believe this program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the NEOs with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 25, 2025, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our NEOs. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Other Board and Corporate Governance Information — Stockholder and Interested Party Communications” above for information about communicating with the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

The Board unanimously recommends that stockholders vote FOR the approval, on an advisory basis, of the compensation of the Named Executive Officers for the fiscal year ended December 25, 2025, as disclosed in these proxy materials.

APPROVAL OF THE FLOOR & DECOR HOLDINGS, INC. AMENDED & RESTATED 2017 STOCK INCENTIVE PLAN (PROPOSAL 4)
We are asking our stockholders to approve the Floor & Decor Holdings, Inc. Amended & Restated 2017 Stock Incentive Plan (the “A&R 2017 Plan”) to extend the term of the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan (the “2017 Plan”) to February 18, 2036. Other than extending the term of the 2017 Plan to February 18, 2036, no material changes will be made, and we are not seeking approval to increase the number of shares available for grant under the plan.
If the amendment and restatement is not approved by our stockholders, the 2017 Plan will continue by its terms and terminate automatically on April 12, 2027. The text of the A&R 2017 Plan is attached to this proxy statement as Appendix A.
Historical Information
The 2017 Plan authorizes the Company to grant equity awards, including options, restricted stock and other stock-based awards to eligible employees, consultants and non-employee directors up to an aggregate of 9,000,000 shares of common stock. As of December 31, 2025, there were 4,679,225 shares of our common stock remaining available for issuance under the 2017 Plan.
The following table provides certain additional information regarding awards outstanding and unvested under the 2017 Plan as of December 31, 2025:

Total Outstanding Stock Options	988,971
Total Outstanding Stock Awards	866,108
Total Outstanding Common Stock	107,826,925
Weighted-Average Exercise Price of Stock Options Outstanding	$32.03
Weighted-Average Remaining Duration of Stock Options Outstanding	2.2 years
Total Number of Shares Available for Issuance under the 2017 Plan	4,679,225
Equity Use Under the 2017 Plan
For our NEOs, equity-based incentive awards represent a significant portion of their compensation, with such awards representing approximately 70.10% of total target compensation.
Our burn rate over the last three-years has averaged 0.31%, which is below the ISS global industry classification standard (GICS) burn rate benchmark for our industry of 3.16%. “Burn rate” is calculated as follows:
Burn Rate = ((# of options * option’s dollar value using a Black-Scholes model) + (# of full-value awards * stock price)) / (Weighted average common stock * stock price)
We measure the dilutive impact of our equity program by dividing (i) the number of shares of Common Stock subject to outstanding equity awards plus the number of shares available to be granted under our equity compensation plans, by (ii) the total number of shares of Common Stock outstanding. As of December 31, 2025, our overhang was approximately 6.06%.
Why the A&R 2017 Plan is Important
We believe that the 2017 Plan has benefited the Company by attracting, retaining and rewarding eligible employees, consultants and non-employee directors and strengthening the mutuality of interests between such individuals and the Company’s stockholders. We believe that adopting the A&R 2017 Plan is necessary for the Company to continue to experience these benefits, as the term of the 2017 Plan will otherwise expire on April 12, 2027 and importantly may expire at a time when the Company would otherwise grant awards during the 2027 grant cycle.
To align with industry customs, we’ve also added certain provisions regarding the treatment and vesting terms of awards upon a change in control, removed outdated provisions, and clarified the types of awards that may be granted.
There will be no additional cost to adopting the A&R 2017 Plan.

For the foregoing reasons, the Board believes that approving the A&R 2017 Plan is in the best interest of the Company and its stockholders.
Summary of Material Terms of the A&R 2017 Plan
The following is a summary of the material terms of the A&R 2017 Plan and is qualified in its entirety by reference to the A&R 2017 Plan, attached as Appendix A, which is incorporated by reference into this Proposal 4.
We highlight that:
•The A&R 2017 Plan requires a minimum one-year vesting schedule for all Awards except in the event of death or disability.
•The A&R 2017 Plan does not permit single trigger vesting on a change-in-control.
•The A&R 2017 Plan requires that all dividends or dividend equivalent rights be subject to the same vesting schedule as the underlying award agreement.
•The A&R 2017 Plan limits the annual grants that may be made to non-employee directors to $750,000.
The A&R 2017 Plan provides for grants of ISOs, non-qualified stock options, restricted stock, restricted stock units, performance stock units, other stock-based awards and performance-based cash awards. The purpose of the A&R 2017 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors incentive awards to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.
Administration of the A&R 2017 Plan
The A&R 2017 Plan will be administered by the Compensation Committee (the “Administrator”). Subject to the terms of the A&R 2017 Plan and applicable law, the Administrator has the authority to grant awards to eligible individuals under the A&R 2017 Plan. Additionally, the Administrator has the authority to select the eligible individuals to whom awards may be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award (including, but not limited to, the exercise or purchase price, any vesting schedule (subject to minimum vesting provisions) or acceleration thereof, or any forfeiture restrictions), to determine the number of shares of common stock to be covered by each award, and to exercise such powers and perform such acts as the Administrator deems necessary or advisable to promote the best interests of the Company in connection with the A&R 2017 Plan that are not inconsistent with the provisions of the A&R 2017 Plan. Further, the Administrator has the authority to construe and interpret the terms and provisions of the A&R 2017 Plan and any award (and any agreements relating thereto). All determinations and other actions made or taken by or at the direction of the Company, the Board or the Administrator arising out of or in connection with the Plan will be within the sole and absolute discretion of all and each of them, and will be final, binding and conclusive on all employees and Participants.
Number of Authorized Shares and Award Limits
The aggregate number of our shares of common stock that may be issued or used for reference purposes under the A&R 2017 Plan may not exceed 9,000,000 shares (subject to adjustment as described below).
Our shares of common stock that are subject to awards will be counted against the overall limit as one share for every share granted or covered by an award. If any award is cancelled, expires or terminates unexercised for any reason, the shares covered by such award will again be available for the grant of awards under the A&R 2017 Plan, except that any shares that are not issued as the result of a net exercise or settlement or that are used to pay any exercise price or tax withholding obligation will not be available for the grant of awards. Shares of common stock that we repurchase on the open market with the proceeds of an option exercise price also will not be available for the grant of awards. Awards that may be settled solely in cash will not be deemed to use any shares.
The maximum number of our shares of common stock that may be subject to any award of stock options, restricted stock, restricted stock units, performance stock units or other stock-based awards denominated in shares of common stock that may be granted under the A&R 2017 Plan during any fiscal year to each employee or consultant is 1,000,000 shares per type of award; provided that the maximum number of our shares of common stock for all types of awards during any fiscal year is 1,000,000 shares per each employee or consultant. The maximum number of shares of common stock that may be made subject to awards granted to each non-employee director during any fiscal year will not exceed $750,000 in grant date value. In addition, the maximum grant date value of any other stock-based awards denominated in cash and the maximum payment under any performance-based cash award granted under the A&R 2017 Plan payable with respect to any fiscal year to an employee or consultant is $10,000,000.
These individual participant limits are cumulative; that is, to the extent that shares of common stock that may be granted to an individual in a fiscal year are not granted, the number of shares of common stock that may be granted to such individual is increased in the subsequent fiscal years during the term of the A&R 2017 Plan until used. In addition, the foregoing limits do not apply to options or other stock-based awards that are stock appreciation rights.
The Administrator may, in accordance with the terms of the A&R 2017 Plan, make appropriate adjustments to the above aggregate and individual limits (other than cash limitations), to the number and/or kind of shares or other property (including cash) underlying awards and to the purchase price of shares underlying awards, in each case, to reflect any change in our capital structure or business by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, any recapitalization, merger, consolidation, spin off, split off, reorganization or any partial or complete liquidation, any sale or transfer of all or part of our assets or business, or any other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718. In addition, the Administrator may take similar action with respect to other extraordinary events.
Eligibility and Participation
All of our and our affiliates’ current and prospective employees and consultants, as well as our non-employee directors, are eligible to be granted non-qualified stock options, restricted stock, performance-based cash awards and other stock-based awards under the A&R 2017 Plan. Only our and our subsidiaries’ employees are eligible to be granted ISOs under the A&R 2017 Plan. Eligibility for awards under the A&R 2017 Plan is determined by the Administrator in its discretion. As of December 31, 2025, we had 9 non-employee directors, 0 consultants, and 671 employees participating in the 2017 Plan.
Types of Awards
Award Agreement
All awards granted under the A&R 2017 Plan will be evidenced by, and subject to the terms and conditions of, a written notice provided by the Company to the participant, or a written agreement executed by the Company and the participant.
Stock Options
The A&R 2017 Plan authorizes the Administrator to grant any employee ISOs, non-qualified stock options, or a combination thereof. The Administrator also has the authority to grant any consultant or non-employee director non-qualified stock options. The Administrator may determine the term of each option, the exercise price (which may not be less than the fair market value of the shares of common stock on the date of grant, or 110 percent of fair market value in the case of ISOs granted to ten-percent stockholders), the vesting schedule (subject to minimum vesting provisions) and the other terms and conditions of each option. Options are exercisable at such times and subject to such terms as are determined by the Administrator at the time of grant. The maximum term of options under the A&R 2017 Plan is ten years (or five years in the case of ISOs granted to ten-percent stockholders). Upon the exercise of an option, the participant must make payment of the full exercise price, either in cash or by check, bank draft or money order; solely to the extent permitted by law and authorized by the Administrator, through the delivery of irrevocable instructions to a broker, reasonably acceptable to us, to promptly deliver to us an amount equal to the aggregate exercise price; or on such other terms and conditions as may be acceptable to the Administrator (including, without limitation, the relinquishment of options or by payment in full or in part in the form of shares of common stock).
Restricted Stock
The A&R 2017 Plan authorizes the Administrator to grant restricted stock. Recipients of restricted stock enter into an agreement with us subjecting the restricted stock to transfer and other restrictions and providing the criteria or dates on which such awards vest and such restrictions lapse. The restrictions on restricted stock may lapse and the awards may vest over time, based on performance criteria or other factors, as determined by the Administrator at the time of grant. Except as otherwise determined by the Administrator, a holder of restricted stock has all of the attendant rights of a stockholder including the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying restricted stock. However, the Administrator may in its discretion provide at the time of grant that the right to receive dividends on restricted stock will not be subject to the vesting or lapsing of the restrictions on the restricted stock.

Restricted Stock Units
The A&R 2017 Plan authorizes the Administrator to grant restricted stock units (“RSUs”). An RSU is the right to receive a share of common stock at a specified time in the future, subject to certain conditions. The Administrator may determine the recipients of RSUs, the number of RSUs to be awarded, the forfeiture provisions or restrictions to which the RSUs will be subject, and the vesting schedule (subject to minimum vesting provisions). Dividends, dividend equivalents and distributions with respect to unvested RSUs will be withheld until such RSUs vest. Participants will have no voting rights with respect to any RSUs. Other terms and conditions applicable to RSUs may be determined by the Administrator.

Performance Stock Units
The A&R 2017 Plan authorizes the Administrator to grant performance stock units (“PSUs”). A PSU is the right to receive a share of common stock at a specified time in the future, subject to certain conditions, including the attainment of performance goals based on performance criteria. The Administrator may determine the recipients of PSUs, the number of PSUs to be awarded, the initial notional value of each PSU, the forfeiture provisions or restrictions to which the PSUs will be subject, and the vesting schedule (subject to minimum vesting provisions). At the end of any applicable performance period, the Administrator will determine the extent to which the performance goals were attained and the portion of each PSU that was earned Dividends, dividend equivalents and distributions with respect to unvested PSUs will be withheld until such PSUs vest. Participants will have no voting rights with respect to any PSUs. Other terms and conditions applicable to PSUs may be determined by the Administrator.

Other Stock-Based Awards
The A&R 2017 Plan authorizes the Administrator to grant awards of shares of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, shares of common stock, including, but not limited to, shares of common stock awarded purely as a bonus and not subject to any restrictions or conditions; shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by us or an affiliate; stock appreciation rights; stock equivalent units; restricted stock units; performance awards entitling participants to receive a number of shares of common stock (or cash in an equivalent value) or a fixed dollar amount, payable in cash, common stock or a combination of both, with respect to a designated performance period; or awards valued by reference to book value of our shares of common stock. Additionally, other stock-based awards that are denominated in shares of common stock may include the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying award, as determined by the Administrator.

Performance-Based Cash Awards
The A&R 2017 Plan authorizes the Administrator to grant cash awards that are payable or otherwise based on the attainment of performance goals during a performance period to eligible employees and consultants. Such performance goals may be based upon the attainment of specified levels of company, affiliate, subsidiary, division, other operational unit, business segment or administrative department performance under one or more of the measures described in the A&R 2017 Plan relative to the performance of other companies. The Administrator may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria, to the extent permitted by the A&R 2017 Plan.
Effect of Certain Transactions; Change in Control
In the event of a change in control, as defined in the A&R 2017 Plan, (i) awards, whether or not then vested, may be continued, assumed, or have new rights substituted; (ii) awards may be canceled in exchange for an amount of cash; and (iii) appreciation awards may be canceled without payment if the change in control price is less than the exercise price per share of such appreciation awards.
Further, in the event of a change in control, if no replacement awards are offered, all then-outstanding awards will vest as follows: (i) appreciation awards that are not vested will immediately become fully vested and exercisable over the exercise period set forth in the applicable award agreement; (ii) awards other than appreciation awards that are subject to solely service-based vesting will become fully vested and be settled in cash, shares or a combination thereof as provided for under the applicable award agreement within thirty days following such change in control; and (iii) awards other than appreciation awards that are subject to performance-based vesting will immediately vest and all performance conditions will be deemed satisfied as if target performance was achieved, or, if greater, based on actual performance as of the date of such change in control, and such awards will be settled pro rata, based on the proportion of the applicable performance period that lapsed through the date of the change in control, in cash, shares or a combination thereof as provided for under the applicable award agreement within thirty days following such change in control.
Additionally, if a Participant experiences an involuntary termination of service by the Company other than for cause or a termination by the Participant for “Good Reason” within the two-year period which begins on the date of a change in control, unless otherwise specified in the award agreement and approved by the Administrator as constituted prior to the change in control, all replacement awards will become fully vested and free of restrictions and, in the case of replacement awards in the form of: (i) stock options or stock appreciation rights, will be fully exercisable, (ii) performance-based awards, will be deemed to be satisfied at target level performance and paid pro rata upon or within sixty days of such termination of service, or (z) service-based awards (other than stock options or stock appreciation rights), will be paid upon or within sixty days of such termination of service.
Non-Transferability of Awards
Except as the Administrator may permit, at the time of grant or thereafter, awards granted under the A&R 2017 Plan are generally not transferable by a participant other than by will or the laws of descent and distribution. Shares of common stock acquired by a permissible transferee will continue to be subject to the terms of the A&R 2017 Plan and the applicable award agreement.
Term
The A&R 2017 Plan was adopted by the Board on February 18, 2026, subject to approval by our stockholders. Awards under the A&R 2017 Plan may not be made after February 18, 2036, but awards granted prior to such date may extend beyond that date.
Amendment and Termination
Notwithstanding any other provision of the A&R 2017 Plan, our Board or the Administrator (to the extent permitted by law) may at any time amend, in whole or in part, any or all of the provisions of the A&R 2017 Plan, or suspend or terminate it entirely, retroactively or otherwise. Except as required to comply with applicable law, no such amendment, suspension or termination may substantially impair the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of stockholders, no amendment may be made that would: increase the aggregate number of shares of common stock that may be issued under the A&R 2017 Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; amend the terms of outstanding awards to reduce the exercise price of outstanding options or appreciation awards, or cancel outstanding options or appreciation awards (where, prior to the reduction or cancellation, the exercise price exceeds the fair market value on the date of cancellation) in exchange for cash, other awards or options or appreciation awards with an exercise price that is less than the exercise price of the original option or appreciation awards; or alter the performance goals.
Federal Tax Income Consequences
The following discussion is for general information only and is intended to briefly summarize the United States federal income tax consequences to participants arising from participation in the A&R 2017 Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the A&R 2017 Plan may vary depending on such person’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, non-qualified stock options and stock appreciation rights with an exercise price less than the fair market value of shares of common stock on the date of grant, stock appreciation rights payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the A&R 2017 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.
Options and Stock Appreciation Rights
Participants will not realize taxable income upon the grant of an option or stock appreciation right. Upon the exercise of a non-qualified stock option or a stock appreciation right, a participant will recognize ordinary compensation income (subject to the Company’s withholding obligations if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a non-qualified stock option or stock appreciation right that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the common stock acquired as a result of the exercise of a non-qualified stock option or stock appreciation right, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.
Participants eligible to receive an ISO will not recognize taxable income on the grant of an ISO. Upon the exercise of an ISO, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the ISO (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.
Under current rulings, if a participant transfers previously held shares of our common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a non-qualified stock option or an ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the non-qualified stock option or ISO exercise price (although a participant would still recognize ordinary compensation income upon exercise of a non-qualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the non-qualified stock option or ISO exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the non-qualified stock option or ISO exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.
The A&R 2017 Plan generally prohibits the transfer of Awards, but the A&R 2017 Plan allows the Administrator to permit the transfer of non-qualified stock options in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of non-qualified stock options should generally be treated as completed gifts, subject to gift taxation.
The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of non-qualified stock options (other than in the context of divorce) or stock appreciation rights. However, the Internal Revenue Service has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and employment or payroll taxes will be collectible at the time the transferee exercises the stock options. If a non-qualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and employment or payroll taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested non-qualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the non-qualified stock option at the time of the gift. The value of the non-qualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the non-qualified stock option and the illiquidity of the non-qualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $19,000 per donee (for 2026, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
This favorable tax treatment for vested non-qualified stock options has not been extended to unvested non-qualified stock options. Whether such consequences apply to unvested non-qualified stock options or to stock appreciation rights is uncertain and the gift tax implications of such a transfer are a risk the transferor will bear upon such a disposition.
Other Awards
A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of our common stock in settlement of the restricted stock unit, as applicable, in an amount equal to the cash or the fair market value of the common stock received.
A recipient of a restricted stock award or stock award generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to a restricted stock award that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.
Tax Consequences to the Company
Reasonable Compensation
In order for the amounts described above to be deductible by the Company (or its subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments
Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the A&R 2017 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees
The ability of the Company (or its subsidiary) to obtain a deduction for amounts paid under the A&R 2017 Plan could be limited by Section 162(m) of the Code. Section 162(m) limits the Company’s ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m)) in excess of $1,000,000.
New Plan Benefits
Because awards under the A&R 2017 Plan are made at the Administrator’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted if the A&R 2017 Plan is approved by our stockholders. However, awards previously granted for the fiscal year ending December 25, 2025 under the 2017 Plan are as follows:

2017 Stock Incentive Plan	Shares Subject to Stock Options	Average Per Share Exercise Price of Options ($)	Shares Subject to Restricted Share	Dollar Value of Restricted Shares ($)(1)
Named Executive Officers:
Thomas V. Taylor Chief Executive Officer	_	N/A	78,952	7,700,188
Bryan H. Langley Executive Vice President, Chief Financial Officer	_	N/A	15,380	1,500,012
Bradley S. Paulsen President	_	N/A	50,000	3,700,000
David V. Christopherson Executive Vice President, Chief Administrative Officer & Chief Legal Officer	_	N/A	16,918	1,650,012
Ersan Sayman Executive Vice President, Merchandising	_	N/A	12,304	1,200,010
Executive Group	_	N/A	16,662	1,625,045
Non-Executive Director Group	_	N/A	13,821	1,347,962
Non-Executive Officer Employee Group	_	N/A	250,974	24,012,913
(1)Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

Vote Required
Approval of Proposal 4 will require the affirmative vote of holders of a majority of votes cast by shares of common stock present in person via webcast or represented by proxy at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board unanimously recommends that stockholders vote FOR the approval of the Amended & Restated 2017 Stock Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information as of the end of Fiscal 2025 with respect to the FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), the 2017 Plan, and the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”), under which securities are authorized for issuance.

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options(2)	Weighted-average exercise price of outstanding options(3)	Number of securities remaining available for future issuance under the equity compensation plans(4)
Equity compensation plans approved by security holders	988,971	$32.03	5,687,388
Equity compensation plans not approved by security holders	—	—	—
_____________________
(1)The 2011 Plan, the 2017 Plan, and the ESPP are the only equity compensation plans that we have adopted, each of which has been approved by our stockholders. No future securities will be issued under the 2011 Plan.
(2)The amount in this column excludes purchase rights under the ESPP.
(3)Represents the weighted-average exercise price of outstanding stock options and does not include restricted shares or RSUs held by certain employees and Non-Employee Directors.
(4)Includes 4,697,225 shares that were available for future issuance under the 2017 Plan and 1,008,163 shares that were available for issuance under the ESPP. Does not include the 988,971 shares issuable upon exercise of outstanding options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2026, by:
•each of our directors and executive officers, including the NEOs;
•all of our directors, director nominees, and executive officers as a group; and
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 9, 2026 or shares underlying RSUs that vest within 60 days of March 9, 2026. Shares issuable pursuant to such options or RSUs are deemed outstanding for computing the percentage of the person holding such options or RSUs, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o Floor and Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339.

Name of Beneficial Owner	Total Shares Beneficially Owned		Total Percentage Beneficially Owned
Named Executive Officers and Directors:
Thomas V. Taylor	610,452	(1)	*
Bradley S. Paulsen	13,333		*
Bryan H. Langley	34,084	(2)	*
David V. Christopherson	13,869	(3)	*
Ersan Sayman	105,446	(4)	*
Nada A. Aried	1,436		*
Norman H. Axelrod	458,746	(5)	*
William T. Giles	10,093		*
Dwight L. James	8,551		*
Melissa Kersey	3,653		*
Ryan R. Marshall	6,978		*
Richard L. Sullivan	11,833		*
Felicia D. Thornton	20,045	(6)	*
George Vincent West	586,568	(7)	*
Charles D. Young	7,607		*
All directors and executive officers as a group (18 persons)	1,954,668	(8)	1.8%
5% Stockholders:
BlackRock, Inc.	9,969,732	(9)	9.2%
The Vanguard Group, Inc.	9,658,747	(10)	8.9%
FMR LLC	7,957,031	(11)	7.4%
Capital World Investors	6,914,316	(12)	6.4%
Principal Global Investors	6,121,155	(13)	5.7%
_____________________
*Represents ownership of less than 1%.

(1)Includes (i) 33,938 shares of common stock directly held by The Taylor Grantor Retained Annuity Trust, of which Mr. Taylor is the trustee, and (ii) 429,749 shares of common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 9, 2026.
(2)Includes 18,471 shares of common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 9, 2026.
(3)Includes 4,394 shares of common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 9, 2026.
(4)Includes 65,065 shares of common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 9, 2026.
(5)Includes (i) 191,080 shares of common stock directly held by Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee, and (ii) 260,961 shares of common stock directly held by AS SKIP LLC, of which Mr. Axelrod is the managing member.
(6)Includes 2,600 shares of common stock directly held by The Thornton Family Revocable Trust, of which Ms. Thornton is a trustee.
(7)Includes (i) 222,287 shares of common stock directly held by American West Investment Corporation, of which Mr. West is the president, and (ii) 364,281 shares of common stock directly held by West Family Partners, LLLP, of which Mr. West is the general partner.
(8)Includes an aggregate of 560,497 shares of common stock underlying options that are currently exercisable or that will become exercisable within 60 days of March 9, 2026.
(9)The business address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, NY 10001. BlackRock reported sole voting power over 9,714,004 of these shares and sole dispositive power over 9,969,732 of these shares. The foregoing information is based on a Schedule 13G/A filed by BlackRock with the SEC on February 7, 2025.
(10)The business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Boulevard, Malvern, PA 19355. Vanguard reported shared voting power over 48,908 of these shares, sole dispositive power over 9,498,536 of these shares, and shared dispositive power over 160,211 of these shares. The foregoing information is based on a Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024.
(11)The business address of FMR LLC (“FMR”) is 245 Summer Street, Boston, MA 02210. FMR reported sole voting power over 7,879,538 of these shares and sole dispositive power over 7,957,031 of these shares. The foregoing information is based on a Schedule 13G filed by FMR with the SEC on February 5, 2026.
(12)The business address of Capital World Investors is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071. Capital World Investors reported sole voting power over 6,911,449 of these shares and sole dispositive power over 6,914,316 of these shares. The foregoing information is based on a Schedule 13G filed by Capital World Investors with the SEC on November 13, 2025.
(13)The business address of Principal Global Investors is 711 High Street, Des Moines, IA 50392. Principal Global Investors reported shared voting power over 6,121,155 of these shares and shared dispositive power over 6,121,155 of these shares. The foregoing information is based on a Schedule 13G filed by Principal Global Investors with the SEC on November 6, 2025.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
When and where is the meeting?
The Annual Meeting will be held on Wednesday, May 6, 2026, beginning at 1:00 P.M. Eastern Time, by remote communication in a virtual format at: www.virtualshareholdermeeting.com/FND2026.
What may I vote on?
You may vote on the following proposals:
•the election of 11 directors for a one-year term expiring at the 2027 annual meeting of stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);
•the ratification of the appointment of EY as independent auditors for our 2026 fiscal year (Proposal 2);
•the approval, by non-binding vote, of the compensation paid to our NEOs for the fiscal year ended December 25, 2025 as disclosed in these proxy materials (commonly known as a “Say-on-Pay” proposal) (Proposal 3); and
•the approval of our Amended & Restated 2017 Stock Incentive Plan (Proposal 4).
The Board recommends that you vote “FOR” the election of the 11 directors, the ratification of the appointment of EY as the independent auditors, the approval, on an advisory basis, of the compensation paid to our Named Executive Officers for the fiscal year ended December 25, 2025, and the Amended & Restated 2017 Stock Incentive Plan.
Who may vote?
Stockholders of record of our common stock at the close of business on March 16, 2026, the Record Date for the Annual Meeting, are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 108,094,150 shares of common stock were outstanding.
How do I vote?
We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.
Stockholders of Record
If your common stock is registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may authorize your proxy in any of the following ways:
Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card or Notice in hand when you access the website.
Phone. Dial 1-800-690-6903 and follow the instructions to vote by telephone.
Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.
Authorizing your proxy by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 P.M. Eastern Time, on May 5, 2026.
Beneficial Owners
Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of EY as independent auditors for our 2026 fiscal year), but not with respect to Proposal 1 (the election of 11 directors), Proposal 3 (the Say-on-Pay proposal), or Proposal 4 (the proposal to amend and restate the 2017 Stock Incentive Plan), as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•voting again over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903 before 11:59 P.M. Eastern Time, on May 5, 2026;
•signing a new proxy card and sending it to us;
•sending a letter to the Company’s Corporate Secretary stating that your proxy is revoked; or
•attending the Annual Meeting and voting at the meeting using your 16-digit control number.
Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority in voting power of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” (as discussed below) are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
The following table sets forth the voting requirements with respect to each of the proposals at the Annual Meeting:

	Proposal	Vote Required
1.	The election of 11 directors	A “FOR” vote by a majority of votes cast
2.	The ratification of EY as independent auditors for our 2026 fiscal year	A “FOR” vote by a majority of votes cast
3.	The Say-on-Pay proposal	A “FOR” vote by a majority of votes cast
4.	The approval of our Amended & Restated 2017 Stock Incentive Plan	A “FOR” vote by a majority of votes cast
A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”
What is an abstention?
An abstention is a properly signed proxy card that is marked “abstain.” Abstentions do not constitute votes “FOR” or votes “AGAINST” with respect to the any of the proposals.
What is a broker “non-vote?”
If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”

The election of directors (Proposal 1), the Say-on-Pay proposal (Proposal 3), and the proposal to approve the Amended & Restated 2017 Stock Incentive Plan (Proposal 4) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.
Broker non-votes will have no effect on the election of directors (Proposal 1), the Say-on-Pay proposal (Proposal 3), or the approval of the Amended & Restated 2017 Stock Incentive Plan (Proposal 4).
The ratification of the appointment of EY as our independent auditors for the fiscal year ending December 31, 2026 (Proposal 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.
How can I submit questions relating to the Annual Meeting?
Stockholders may submit questions relating to Annual Meeting matters until the day before the Annual Meeting by sending an email to our Investor Relations department at InvestorRelations@flooranddecor.com with “2026 Annual Meeting” in the subject line. Only questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding other matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.
How can I access the list of stockholders of record entitled to vote at the Annual Meeting?
Access to the list of stockholders of record entitled to vote at the Annual Meeting for any purpose germane to the meeting will be available for ten days ending on May 5, 2026, the day before the meeting, by emailing InvestorRelations@flooranddecor.com with “Annual Meeting Stockholder List” in the subject line. Stockholders submitting any such request must include their 16-digit control number.
Where can I find the voting results of the Annual Meeting?
The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 6, 2026, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other electronic means by our directors or associates. None of these individuals will receive any additional or special compensation for doing so. D.F. King & Co. has been retained to assist in soliciting proxies at a fee of $7,500, plus expenses. We will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact: Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: Corporate Secretary, Telephone: (404) 471-1634.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy delivery requirements for notices of Internet availability of proxy materials and, if applicable, proxy statements and annual reports to stockholders, with respect to two or more stockholders sharing the same address by delivering a single copy of the material addressed to those stockholders. This process, commonly referred to as “householding,” is designed to reduce duplicate printing and postage costs. We and some brokers may household notices of Internet availability of proxy materials and, if applicable, annual reports to stockholders and proxy materials, by delivering a single copy of the material to multiple stockholders sharing the same address unless contrary instructions have been received from the affected stockholders.
If a stockholder wishes in the future to receive a separate notice of Internet availability of proxy materials or, if applicable, the annual report to stockholders and proxy statement, or if a stockholder received multiple copies of some or all of these materials and would prefer to receive a single copy in the future, the stockholder should submit a request by telephone or in writing to the stockholder’s broker if the shares are held in a brokerage account or, if the shares are registered in the name of the stockholder, to our transfer agent, Equiniti Trust Company, LLC, 55 Challenger Rd, Ridgefield Park, NJ 07660, telephone number 800-937-5449.
Additional copies of this proxy statement and the 2025 Annual Report will be provided without charge to stockholders upon written request to Investor Relations, Floor & Decor, 2500 Windy Ridge Parkway, SE, Atlanta, Georgia 30339, or by calling (404) 471-1634. Copies may also be obtained via the Internet at www.proxyvote.com or at ir.FloorandDecor.com under “SEC Filings.” We promptly will send additional copies of the relevant material following receipt of a request for additional copies.
OTHER MATTERS
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports, and we must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2025 and as of the date of this proxy statement were complied with by each person who at any time during the 2025 fiscal year was a director or an executive officer or held more than 10% of our common stock, with the exception of (i) the Form 3 for Nada Aried, which was filed 41 days late due to an administrative error, and (ii) the Form 3 for Bradley Paulsen, which was filed four days late due to an administrative error.
Other Business at the 2026 Annual Meeting
We are not aware of any matters, other than as indicated in these proxy materials, that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote such proxy in their discretion on such matters.
Stockholder Proposals or Director Nominations for the 2027 Annual Meeting
Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the Company’s 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”) must be received by us no later than November 23, 2026 to be presented at the 2027 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at Floor & Decor Holdings, Inc., 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339, Attention: David V. Christopherson, Corporate Secretary.
In addition, pursuant to Section 1.10 of the Bylaws, (a) director nominations from our stockholders and (b) any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act, must be timely to be properly brought before the 2027 Annual Meeting. To be timely, such director nominations or stockholder proposals must be received by our Secretary at our principal executive offices at 2500 Windy Ridge Parkway, SE, Atlanta, GA 30339 between the opening of business on January 6, 2027 and the close of business on February 5, 2027. Such director nominations or stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2027 Annual Meeting is more than 30 days before or more than 60 days after May 6, 2027, to be timely, such director nominations or stockholder proposals must be received no earlier than the 120th day prior to the date of the 2027 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2027

Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2027 Annual Meeting is first made.
To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2027.

APPENDIX A
FLOOR & DECOR HOLDINGS, INC.
_________________________
AMENDED AND RESTATED 2017 STOCK INCENTIVE PLAN
__________________________
ARTICLE I
PURPOSE
The purpose of this Floor & Decor Holdings, Inc. Amended and Restated 2017 Stock Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors incentive awards to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.
The Plan is hereby amended and restated in its entirety as of the Restatement Effective Date (as defined in Article XVIII).
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1    “Affiliate” means, (a) with respect to any Person, each of the following: (i) any Subsidiary of such Person; (ii) any Parent of such Person; (iii) any corporation, trade or business (including a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by such Person or any of its Affiliates; and (iv) any corporation, trade or business (including a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of such Person; and (b) with respect to the Company, any other entity in which the Company or any Affiliate of the Company has a material equity interest and that is designated as an “Affiliate” by resolution of the Committee.
2.2    “Appreciation Award” means any Stock Option or any Other Stock-Based Award that is based on the appreciation in value of a share of Common Stock in excess of an amount at least equal to the Fair Market Value on the date such Award is granted.
2.3    “Award” means any award granted or made under the Plan of any Stock Option, Restricted Stock, Restricted Stock Unit, Performance Stock Unit, Other Stock-Based Award or Performance-Based Cash Award.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Business” means, at any time of determination, (a) the business (whether operated in physical locations or online over the internet) of selling hard surface flooring material, (b) any business or activity then conducted by the Company or any Subsidiary of the Company, or (c) any business that the Company or any Subsidiary of the Company has a bona fide intention to conduct and of which the Participant is aware as of such time.
2.6    “Cause” means with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement that defines “cause” (or words of like import or where it only applies upon the occurrence of a change in control and one has not yet taken place) in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) the Participant’s (x) being indicted for or charged with a felony under United States or applicable state law or (y) conviction of, or plea of guilty or nolo contendere to, a misdemeanor where imprisonment is imposed (other than for a traffic-related offense); (ii) perpetration by the Participant of an illegal act, dishonesty, or fraud that could cause economic injury to the Company or any Subsidiary of the Company or any act of moral turpitude by the Participant; (iii) the Participant’s insubordination, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or unsatisfactory performance of his or her duties for the Company or any Subsidiary of the Company; (iv) willful and deliberate failure by the Participant to perform the Participant’s duties, after the Participant has been given notice and an opportunity to effectuate a cure as determined by the Committee; (v) the Participant’s willful misconduct or gross negligence with regard to the Company or any Subsidiary of the Company; (vi) the Participant’s unlawful appropriation of a material corporate opportunity; or (vii) the Participant’s breach of any agreement with the Company or any of its Affiliates, including any confidentiality or other restrictive covenant agreement entered into between the Participant and the Company or any of its Affiliates; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate of the Company and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies upon an occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.
2.7    “Change in Control” unless otherwise defined in the applicable Award agreement or other written agreement approved by the Committee and subject to Section 17.14(b), means the occurrence of any of the following:
(a)    the acquisition (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the securities of the Company entitled to vote generally in the election of directors of the Board (the “Company Voting Securities”), calculated on a fully diluted basis after giving effect to such acquisition; provided, however, that any acquisition that does not result in any Person beneficially owning shares or securities representing 50% or more of either the Common Stock or the Company Voting Securities shall not constitute a Change in Control as defined in this clause (a);
(b)    an election of individuals to the Board that causes two-thirds of the Board to consist of individuals other than (i) members of the Board on the Restatement Effective Date and (ii) individuals who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of individuals who were members of the Board on the Restatement Effective Date; provided that any individual nominated for election by a Board at least two-thirds of which consisted of individuals described in clauses (i) or (ii) or by individuals who were themselves nominated by such Board shall be deemed to have been nominated by a Board consisting of individuals described in clause (i) but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest for the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(c)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or
(d)    the sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person.
2.8    “Change in Control Price” has the meaning set forth in Section 12.1(a)(ii).
2.9    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.
2.10    “Committee” means: (a) with respect to the application of the Plan to Eligible Employees and Consultants, the Board, or a committee or subcommittee of the Board consisting of two or more Non-Employee Directors, each of whom is intended to be (i) to the extent required by Rule 16b-3, a “nonemployee director” as defined in Rule 16b-3; and (ii) to the extent required, an “independent director” as defined under the NYSE Listed Company Manual or other applicable stock exchange rules; and (b) with respect to the application of the Plan to Non-Employee Directors, the Board or a committee or subcommittee of the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed references to the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
2.11    “Common Stock” means the Class A common stock of the Company, par value $0.001 per share.
2.12    “Company” means Floor & Decor Holdings, Inc., a Delaware corporation, and its successors by operation of law.
2.13    “Competitor” means any Person (other than the Company and its Affiliates) engaged in the Business.
2.14    “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction, and such person does not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.15    “Corporate Subsidiary” means, with respect to any corporation, a subsidiary corporation of such corporation within the meaning of Section 424(f) of the Code.
2.16     “Customer” means any Person who is a customer or client of the Company or any of its Affiliates that is a professional contractor and with whom the Participant had material business-related contact (whether in person, by telephone or by paper or electronic correspondence) on behalf of the Company or any of its Affiliates.
2.17    “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for an Award that provides for payment or settlement triggered upon a Disability and that constitutes a Section 409A Covered Award, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid (or otherwise settled) until the earliest of: (A) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii), (B) the Participant’s “separation from service” within the meaning of Section 409A and (C) the date such Award would otherwise be settled pursuant to the terms of the Award agreement.
2.18    “Effective Date” means the original effective date of the Plan as defined in Article XVIII.
2.19    “Eligible Employee” means an employee of the Company or an Affiliate of the Company.
2.20    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of the Exchange Act shall also be a reference to any successor provision.
2.21    “Fair Market Value” unless otherwise required by any applicable provision of the Code, means as of any date and except as provided below, (a) the closing price reported for the Common Stock on such date (i) as reported on the principal national securities exchange in the United States on which it is then traded; or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or (b) if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. If the Common Stock is not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of the Common Stock as determined by the Committee in good faith in whatever manner it considers appropriate, taking into account the requirements of Section 409A or Section 422 of the Code, as applicable.
2.22    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8, as may be amended from time to time.
2.23    “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Corporate Subsidiaries or its Parent intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.24    “Individual Target Award” has the meaning in Section 11.1.
2.25    “Non-Employee Director” means a director of the Company who is not an active employee of the Company or a Corporate Subsidiary.
2.26    “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
2.27    “Other Extraordinary Event” has the meaning in Section 4.2(b).
2.28    “Other Stock-Based Award” means an Award under Article X that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.
2.29    “Parent” means, with respect to any corporation, a parent corporation of such corporation within the meaning of Section 424(e) of the Code.
2.30    “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to the Plan.
2.31    “Performance-Based Cash Award” means a cash Award under Article XI that is payable or otherwise based on the attainment of certain pre-established performance goals during a Performance Period.
2.32    “Performance Criteria” has the meaning set forth in Exhibit A.
2.33    “Performance Period” means each fiscal year of the Company or such other period (as specified by the Committee) over which the attainment of performance goals is measured.

2.34    “Performance Stock Unit” means an Award granted pursuant to Article IX to receive at a future time one share of Common Stock, payable at the end of a specified Performance Period, subject to restrictions or limitations as may be set forth in this Plan and the applicable Award agreement, including but not limited to attaining performance goals based on the applicable Performance Criteria.
2.35    “Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).
2.36    “Plan” means this Floor & Decor Holdings, Inc. Amended and Restated 2017 Stock Incentive Plan, as amended from time to time.
2.37    “Reserved Shares” has the meaning set forth in Section 4.1(a)(i).
2.38    “Restatement Effective Date” means the effective date of the amended and restated Plan as defined in Article XVIII.
2.39    “Restricted Stock” means an Award of shares of Common Stock that is subject to restrictions pursuant to Article VII.
2.40    “Restricted Stock Unit” means an Award granted pursuant to Article VIII to receive at a future time one share of Common Stock subject to restrictions or limitations as may be set forth in this Plan and the applicable Award agreement, including but not limited to time-based vesting conditions.
2.41    “Restriction Period” has the meaning set forth in Section 7.3(a).
2.42    “RSU Restriction Period” has the meaning set forth in Section 8.2(a).
2.43    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.44    “Section 4.2 Event” has the meaning set forth in Section 4.2(b).
2.45    “Section 409A” means the nonqualified deferred compensation rules under Section 409A of the Code.
2.46    “Section 409A Covered Award” has the meaning set forth in Section 17.14.
2.47    “SEC” means the U.S. Securities and Exchange Commission.
2.48    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.
2.49    “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants pursuant to Article VI.
2.50    “Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiaries) either (a) owns securities or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person or (b) is or controls the managing member, managing director or general partner of such Person.
2.51    “Supplier” means any Person who supplies products or services to the Company or any Subsidiary of the Company and with whom a Participant had material business-related contact (whether in person, by telephone or by paper or electronic correspondence) on behalf of the Company or any of its Affiliates.
2.52    “Ten Percent Stockholder” means an individual described in Section 422(b)(6) of the Code.
2.53    “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.
2.54    “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate of the Company; or (b) when an entity that is retaining a Participant as a Consultant ceases to be an Affiliate of the Company unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate of the Company at the time the entity ceases to be an Affiliate of the Company. Unless otherwise provided in an Award agreement, in the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director.
2.55    “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.
2.56    “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or approved personal leave of absence) of a Participant from the Company and its Affiliates; or (b) when an entity that is employing a Participant ceases to be an Affiliate of the Company, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate of the Company at the time the entity ceases to be an Affiliate of the Company. Unless otherwise provided in an Award agreement, in the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director.
2.57    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, offer, sale, assignment, pledge, lease, donation, grant, gift, bequest, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, offer, sell, assign, pledge, lease, donate, grant, gift, bequest, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferable” and “Transferred” shall have a correlative meaning.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered and interpreted by the Committee.
3.2    Grant and Administration of Awards. The Committee shall have full authority and discretion, as provided in Section 3.7, to grant and administer Awards including the authority to:
(a)    select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted;
(b)    determine the number of shares of Common Stock to be covered by each Award;
(c)    determine the type and the terms and conditions, not inconsistent with the terms of the Plan, of each Award (including, but not limited to, the exercise or purchase price, if applicable), any restriction, forfeiture, limitation, or any vesting schedule or acceleration or waiver thereof (subject to Section 3.3);
(d)    determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;
(e)    determine whether to require a Participant, as a condition of the granting of any Award, to refrain from selling or otherwise disposing of Common Stock acquired pursuant to such Award for a period of time as determined by the Committee;
(f)    condition the grant, vesting or payment of any Award on the attainment of performance goals (including goals based on the Performance Criteria) over a Performance Period, set such goals and such period, certify the attainment of such goals, and award an amount less than otherwise would be provided under the applicable level of attainment of the performance goals using the Committee’s negative discretion and without any consent required from Participants;
(g)    adopt, alter and repeal such sub-plans to the Plan as it shall deem necessary or advisable;
(h)    amend, after the date of grant, the terms that apply to an Award, provided that such amendment does not substantially impair the Participant’s rights under the Award (for the avoidance of doubt, actions taken by the Committee in accordance with Article IV shall not be deemed to substantially impair the rights of any Participant);
(i)    modify, extend or renew outstanding Stock Options (provided that (A) the rights of a Participant are not substantially impaired without his or her consent and (B) such action does not subject the Stock Options to Section 409A or otherwise extend the Stock Options beyond their stated term), and accept the surrender of outstanding Stock Options and authorize the granting of new Stock Options in substitution therefor;

(j)    determine the circumstances under which Common Stock and other amounts payable with respect to an Award may be deferred automatically or at the election of the Participant, in each case in a manner intended to comply with or be exempt from Section 409A;
(k)    generally, exercise such powers and perform such acts as the Committee deems necessary or advisable to promote the best interests of the Company in connection with the Plan that are not inconsistent with the provisions of the Plan;
(l)    construe and interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and
(m)    correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto.
3.3    Minimum Vesting Period. Notwithstanding Section 3.2(c), all Awards under the Plan must be granted subject to a minimum vesting period of at least one-year from the date of grant; provided, however, that the Committee may (i) grant Awards with respect to up to five percent (5%) of the Reserved Shares without minimum vesting, (ii) accelerate Awards based on a Termination by reason of death or Disability, and (iii) modify Awards in the event of a Change in Control in accordance with Section 12.1(b).
3.4    Award Agreements. All Awards shall be evidenced by, and subject to the terms and conditions of, a written notice provided by the Company to the Participant or a written agreement executed by the Company and the Participant.
3.5    Guidelines. Subject to Articles XIV and XV, the Committee shall, in its sole discretion, have the authority to: adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; construe and interpret the terms and provisions of the Plan and any Award granted under the Plan (and any agreements relating thereto); and otherwise supervise the administration of the Plan. The Committee may, in its sole discretion, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may, in its sole discretion, adopt special guidelines and provisions for Persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 and shall be limited, construed and interpreted in a manner so as to comply therewith.
3.6    Delegation; Advisors. The Committee may, from time to time as it deems advisable, to the extent permitted by applicable law and stock exchange rules:
(a)    delegate its responsibilities to officers or employees of the Company and its Affiliates, including delegating authority to officers to grant Awards or execute agreements or other documents on behalf of the Committee; and
(b)    engage legal counsel, consultants, professional advisors and agents to assist in the administration of the Plan and rely upon any opinion or computation received from any such Person. Expenses incurred by the Committee or the Board in the engagement of any such Person shall be paid by the Company.
3.7    Decisions Final. All determinations, evaluations, elections, approvals, authorizations, consents, decisions, interpretations and other actions made or taken by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the sole and absolute discretion of all and each of them, and shall be final, binding and conclusive on all employees and Participants and their respective beneficiaries, heirs, executors, administrators, successors and assigns.
3.8    Liability; Indemnification.
(a)    The Committee, its members and any delegate or Person engaged pursuant to Section 3.6 shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or employee of the Company or its Affiliates or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
(b)    To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such Person, each current or former officer or employee of the Company or its Affiliates and member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent such indemnification is not permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification provided for under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any of its Affiliates. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her.
ARTICLE IV
SHARE LIMITATIONS
4.1    Shares.
(a)    General Limitations.
(i)    The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 9,000,000 shares (the “Reserved Shares”) (subject to any increase or decrease pursuant to Section 4.2) and all of such shares may be granted as Incentive Stock Options.
(ii)    If any Appreciation Award expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised portion shall be again available under the Plan. If shares of Restricted Stock or Other Stock-Based Awards that are not Appreciation Awards or the shares underlying Restricted Stock Units or Performance Stock Units are forfeited for any reason, the number of forfeited shares comprising or underlying the Award shall again be available under the Plan.
(iii)    The number of shares available under the Plan shall be reduced by (A) the total number of Appreciation Awards that have been exercised, regardless of whether any shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net exercise or settlement, and (B) all shares of Common Stock, not covered by (A) above, used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase shares of Common Stock on the open market for reuse under the Plan. Notwithstanding anything to the contrary herein, Awards that may be settled solely in cash shall not be deemed to use any shares under the Plan.
(iv)    Shares issued under the Plan may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company, or both.
(b)    Individual Participant Limitations. Except as otherwise provided herein:
(i)    the maximum number of shares of Common Stock that may be made subject to Stock Options, Restricted Stock, Restricted Stock Units, Performance Stock Units or Other Stock-Based Awards denominated in shares of Common Stock granted to each Eligible Employee or Consultant during any fiscal year of the Company is 1,000,000 shares per type of Award (subject to increase or decrease pursuant to Section 4.2); provided that the maximum number of shares of Common Stock for all types of Awards during any fiscal year of the Company that may be granted to each Eligible Employee or Consultant is 1,000,000 shares (subject to increase or decrease pursuant to Section 4.2);
(ii)    the maximum value at grant of Other Stock-Based Awards denominated in dollars and Performance-Based Cash Awards that may be granted and paid during any fiscal year of the Company to each Eligible Employee or Consultant is $10,000,000; and
(iii)    the maximum number of shares of Common Stock that may be made subject to Awards granted to each Non-Employee Director during any fiscal year shall not exceed $750,000 in grant date value;
provided, however, that the foregoing individual Participant limits shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted during a fiscal year to an individual Participant are not actually made subject to an Award in a fiscal year, the number of shares of Common Stock available for Awards to such Participant automatically shall increase in the subsequent fiscal years during the term of the Plan until used; and provided further, however, that the foregoing individual Participant limits shall not apply to Options or Other Stock-Based Awards that are stock appreciation rights.

4.2    Changes.
(a)    The existence of the Plan and the Awards shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any of its Affiliates, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any of its Affiliates, (v) any sale or transfer of all or part of the assets or business of the Company or any of its Affiliates, (vi) any Section 4.2 Event or (vii) any other corporate act or proceeding.
(b)    Subject to the provisions of Article XII, in the event of any change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation, spin off, split off, reorganization or partial or complete liquidation, sale or transfer of all or part of the Company’s assets or business, or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718 (each, a “Section 4.2 Event”), then (i) the aggregate number or kind of shares that thereafter may be issued under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the purchase or exercise price of Awards, or (iv) the individual Participant limits set forth in Section 4.1(b) (other than cash limitations) shall be adjusted by the Committee as the Committee determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of Participants under the Plan. In connection with any Section 4.2 Event, the Committee may provide for the cancellation of outstanding Awards and payment in cash or other property in exchange therefor. In addition, subject to Article XII, in the event of any change in the capital structure of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), then the Committee may make the adjustments described in clauses (i) through (iv) above as it determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of Participants under the Plan. Notice of any such adjustment shall be given by the Committee, or otherwise be made available, to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be binding for all purposes of the Plan. Except as expressly provided in this Section 4.2(b) or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event. Notwithstanding the foregoing, (x) any adjustments made pursuant to Section 4.2(b) to Awards that are considered “non-qualified deferred compensation” within the meaning of Section 409A shall be made in a manner intended to comply with the requirements of Section 409A; and (y) any adjustments made pursuant to Section 4.2(b) to Awards that are not considered “non-qualified deferred compensation” subject to Section 409A shall be made in a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.
(c)    Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down to the nearest whole share. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than permitted under applicable law.
ARTICLE V
ELIGIBILITY
5.1    General Eligibility. All current and prospective Eligible Employees and Consultants, and current Non-Employee Directors, are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive shares of Common Stock may be granted to an Eligible Employee, Consultant or Non-Employee Director of any Affiliate of the Company if such shares of Common Stock do not constitute “service recipient stock” for purposes of Section 409A with respect to such Eligible Employee, Consultant or Non-Employee Director if such shares are required to constitute “service recipient stock” for such Award to comply with, or be exempt from, Section 409A.
5.2    Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Corporate Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee.
5.3    General Requirement. The grant of Awards to a prospective Eligible Employee, Consultant or Non-Employee Director and the vesting and exercise of such Awards shall be conditioned upon such Person actually becoming an Eligible Employee, Consultant or Non-Employee Director; provided, however, that no Award may be granted to a prospective Eligible Employee, Consultant or Non-Employee Director unless the Company determines that the Award will comply with applicable laws, including the securities laws of all relevant jurisdictions (and, in the case of an Award to an Eligible Employee, Consultant or Non-Employee Director pursuant to which Common Stock would be issued prior to such Person performing services for the Company, the Company may require payment of not less than the par value of the Common Stock by cash or check in order to ensure proper issuance of the shares in compliance with applicable law). Awards may be granted in consideration for past services actually rendered to the Company or an Affiliate of the Company.
ARTICLE VI
STOCK OPTIONS
6.1    Stock Options. Each Stock Option shall be one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. The Committee shall have the authority to grant to any Eligible Employee Incentive Stock Options, Non-Qualified Stock Options, or a combination thereof. The Committee shall have the authority to grant any Consultant or Non-Employee Director Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.
6.2    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under Section 422 of the Code.
6.3    Terms of Stock Options. Stock Options shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall determine:
(a)    Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee on or before the date of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value on the date of grant.
(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five years).
(c)    Exercisability.
(i)    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. Notwithstanding any other provision of the Plan to the contrary, the vesting period applicable to Stock Options granted to Eligible Employees shall be no less than (A) one year, if vesting is based (in whole or in part) on the attainment of one or more performance goals, and (B) three years (with no more than one-third of the shares subject thereto vesting on each of the first three anniversaries of the date of grant), if the vesting is based solely on the continued performance of services by the Participant.
(ii)    The Stock Option Award agreement shall provide that as a condition of the exercise of a Stock Option, the Participant shall be required to certify in a manner acceptable to the Company (or shall be deemed to have certified) that the Participant is in compliance with the terms and conditions of the Plan.
(d)    Method of Exercise. To the extent vested, a Stock Option may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Committee (or its designee) specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form acceptable to the Committee and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law and authorized by the Committee, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Company to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant (for which the Participant has good title free and clear of any liens and encumbrances)). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.
(e)    Unvested Stock Options. Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire on the date of such Termination.

(f)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and any other stock option plan of the Company, any Corporate Subsidiary of the Company or any Parent of the Company exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary of the Company or any Parent of the Company at all times from the date an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.
(g)    Form, Modification, Extension and Renewal of Stock Options. Stock Options may be evidenced by such form of agreement as is approved by the Committee. An outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.
(h)    No Reload Options. Options shall not provide for the grant of the same number of Options as the number of shares used to pay for the exercise price of Options or shares used to pay withholding taxes (i.e., “reloads”).
ARTICLE VII
RESTRICTED STOCK
7.1    Awards of Restricted Stock. The Committee shall determine the Participants, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times at which such Awards may be subject to forfeiture or to restrictions on transfer, and all other terms and conditions of the Awards.
7.2    Awards and Book-Entry. The Committee may require, as a condition to the effectiveness of an Award of Restricted Stock, that the Participant execute and deliver to the Company an Award agreement or other documentation and comply with the terms of such Award agreement or other documentation. Further, Restricted Stock shall be subject to the following conditions:
(a)    Purchase Price. The purchase price of Restricted Stock, if any, shall be fixed by the Committee. In accordance with Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.
(b)    Book-Entry. Each Participant receiving Restricted Stock shall have such Restricted Stock evidenced in book-entry form. Each book-entry shall bear a notation, in addition to any notation required by applicable securities laws, referring to the terms, conditions, and restrictions applicable to such Award.
7.3    Restrictions and Conditions. Restricted Stock shall be subject to the following restrictions and conditions:
(a)    Restriction Period.
(i)    The Participant shall not be permitted to Transfer shares of Restricted Stock, and the Restricted Stock shall be subject to a risk of forfeiture (collectively, “restrictions”) during the period or periods set by the Committee (the “Restriction Periods”), as set forth in the Restricted Stock Award agreement. The Committee may provide for the lapse of the restrictions in whole or in part (including in installments) based on service, attainment of performance goals or such other factors or criteria as the Committee may determine.
(ii)    If the grant of Restricted Stock or the lapse of restrictions is based on the attainment of performance goals, the Committee shall establish in writing the performance goals. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar events or circumstances.
(b)    Rights as a Stockholder; Dividends. The Participant shall have all the rights of a holder of shares of Common Stock of the Company with respect to Restricted Stock, subject to the following provisions:
(i)    The Participant shall have no right to tender shares of Restricted Stock.
(ii)    Dividends or other distributions on shares of Restricted Stock shall be withheld, in each case, while the Restricted Stock is subject to restrictions.

(iii)    Dividends or other distributions payable thereunder shall not be paid unless and until the shares of Restricted Stock to which they relate no longer are subject to a risk of forfeiture. Dividends and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and shall not accrue interest. Such dividends and other distributions shall be paid to the Participant in the same form as paid on the Common Stock upon the lapse of the restrictions.
(c)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, any and all unpaid distributions or dividends payable thereunder shall be paid.
ARTICLE VIII
RESTRICTED STOCK UNITS
8.1    Awards of Restricted Stock Units. The Committee shall determine the Participants, to whom, and the time or times at which, grants of Restricted Stock Units shall be made, the number of Restricted Stock Units to be awarded, the time or times at which the Restricted Stock Units may be subject to forfeiture or to restrictions on transfer, and all other terms and conditions of the Restricted Stock Units.
8.2    Terms and Conditions. Restricted Stock Units made pursuant to this Article VIII shall be subject to the following terms and conditions:
(a)    Restriction Periods. The Participant shall not be permitted to Transfer shares of Restricted Stock Units during the period or periods set by the Committee (the “RSU Restriction Periods”), as set forth in the Restricted Stock Unit Award agreement. The Committee may provide for the lapse of such restrictions in whole or in part (including in installments) based on service or such other factors or criteria as the Committee may determine.
(b)    Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to receive dividends, dividend equivalents or other distributions with respect to shares of Common Stock covered by Restricted Stock Units. Dividends, dividend equivalents and distributions with respect to unvested Restricted Stock Units shall be withheld until such Restricted Stock Units vest. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Common Stock or such other form as is determined by the Committee upon the lapse of the restrictions.
(c)    Voting. A Participant shall have no voting rights with respect to any Restricted Stock Units.
(d)    Vesting. Restricted Stock Units and any underlying Common Stock shall vest or be forfeited to the extent set forth in the applicable Award agreement.
(e)    Payment. Following the Committee’s determination in accordance with Section 8.2(d) above, shares of Common Stock shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his or her legal representative, in an amount equal to such individual’s earned Restricted Stock Unit Award.
ARTICLE IX
PERFORMANCE STOCK UNITS
9.1    Awards of Performance Stock Units. The Committee shall determine the Participants, to whom, and the time or times at which, grants of Performance Stock Units shall be made, the number of Performance Units to be awarded, the time or times at which the Performance Stock Units may be subject to forfeiture or to restrictions on transfer, and all other terms and conditions of the Performance Stock Units.
The Committee shall condition the grant or vesting of Performance Stock Units upon the attainment of performance goals (including performance goals based on the Performance Criteria) or such other factors as the Committee may determine. Each Performance Stock Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall establish in writing the performance goals. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar events or circumstances.
9.2    Terms and Conditions. Performance Stock Units made pursuant to this Article IX shall be subject to the following terms and conditions:
(a)    Restriction Periods. The Participant shall not be permitted to Transfer shares of Performance Stock Units during the period or periods set by the Committee, as set forth in the Performance Stock Unit Award agreement. The Committee may provide for the lapse of the restrictions in whole or in part (including in installments) based on the attainment of performance goals or criteria as the Committee may determine.
(b)    Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to receive dividends, dividend equivalents or other distributions with respect to shares of Common Stock covered by Performance Stock Units. Dividends, dividend equivalents and distributions with respect to unvested Performance Stock Units shall be withheld until such Performance Stock Units vest. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Common Stock or such other form as is determined by the Committee upon the lapse of the restrictions.
(c)    Voting Rights. A Participant shall have no voting rights with respect to any Performance Stock Units.
(d)    Vesting. Performance Stock Units and any underlying Common Stock shall vest or be forfeited to the extent set forth in the applicable Award agreement. At the expiration of any applicable Performance Period, the Committee shall determine the extent to which the relevant performance goals are achieved and the portion of each Performance Stock Unit Award that has been earned.
(e)    Payment. Following the Committee’s determination in accordance with Section 9.2(d) above, shares of Common Stock shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his or her legal representative, in an amount equal to such individual’s earned Performance Stock Unit Award.
ARTICLE X
OTHER STOCK-BASED AWARDS
10.1    Other Awards. The Committee is authorized to grant Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate of the Company, stock appreciation rights, stock equivalent units, and Awards valued by reference to book value of shares of Common Stock.
The Committee shall have authority to determine the Participants, to whom, and the time or times at which, Other Stock-Based Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other terms and conditions of such Awards.
The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of performance goals (including performance goals based on the Performance Criteria) or such other factors as the Committee may determine. If the grant or vesting of an Other Stock-Based Award is based on the attainment of performance goals, the Committee shall establish in writing the performance goals. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar events or circumstances).
10.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:
(a)    Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to receive dividends, dividend equivalents or other distributions with respect to shares of Common Stock covered by Other Stock-Based Awards. Dividends, dividend equivalents and distributions with respect to unvested Other Stock-Based Awards shall be withheld until such Other Stock-Based Awards vest. Dividends, dividend equivalents and other distributions that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and shall not accrue interest. Such dividends, dividend equivalents and other distributions shall be paid to the Participant in the same form as paid on the Common Stock or such other form as is determined by the Committee upon the lapse of the restrictions.
(b)    Vesting. Other Stock Based Awards and any underlying Common Stock shall vest or be forfeited to the extent set forth in the applicable Award agreement. At the expiration of any applicable Performance Period, the Committee shall determine the extent to which the relevant performance goals are achieved and the portion of each Other Stock-Based Award that has been earned.
(c)    Payment. Following the Committee’s determination in accordance with subsection (b) above, shares of Common Stock or, as determined by the Committee, the cash equivalent of such shares, shall be delivered to the

Eligible Employee, Consultant or Non-Employee Director, or his or her legal representative, in an amount equal to such individual’s earned Other Stock-Based Award.
(d)    Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced as determined by the Committee.
ARTICLE XI
PERFORMANCE-BASED CASH AWARDS
11.1    Performance-Based Cash Awards. The Committee shall have authority to determine the Eligible Employees and Consultants to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award.
Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance goals (including performance goals based on the Performance Criteria) established pursuant to Section 11.2(b) and such other factors as the Committee may determine. The Committee may establish different performance goals for different Participants.
Subject to Section 11.2(b), for any Participant the Committee may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula based on achievement of performance goals, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for any other Participant for that Performance Period or any subsequent Performance Period. At the time the performance goals are established (as provided in Section 11.2(b)), the Committee shall prescribe a formula to determine the maximum and minimum percentages (which may be greater or less than 100% of an Individual Target Award) that may be earned or payable based upon the degree of attainment of the performance goals during the Performance Period. Notwithstanding anything else herein, unless otherwise specified by the Committee with respect to an Individual Target Award, the Committee may elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the performance goals.
11.2    Terms and Conditions. Performance-Based Cash Awards shall be subject to the following terms and conditions:
(a)    Committee Certification. At the expiration of the applicable Performance Period, the Committee shall determine and certify in writing the extent to which the performance goals established pursuant to Section 11.2(b) are achieved and, if applicable, the percentage of the Performance-Based Cash Award that has been vested and earned.
(b)    Performance Goals, Formulae or Standards. The Committee shall establish in writing the performance goals for the earning of Performance-Based Cash Awards based on a Performance Period. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar types of events or circumstances.
(c)    Payment. Following the Committee’s determination and certification in accordance with subsection (a) above, the earned Performance-Based Cash Award amount shall be paid to the Participant or his or her legal representative, in accordance with the terms and conditions set forth in the Performance-Based Cash Award agreement, but in no event, except as provided in the next sentence, shall such amount be paid after the later of: (i) March 15 of the year following the year in which the applicable Performance Period ends (or, if later, the year in which the Award is earned); or (ii) two and one-half months after the expiration of the fiscal year of the Company in which the applicable Performance Period ends. Notwithstanding the foregoing, the Committee may place such conditions on the payment of all or any portion of any Performance-Based Cash Award as the Committee may determine and prior to the beginning of a Performance Period the Committee may (A) provide that the payment of all or any portion of any Performance-Based Cash Award shall be deferred and (B) permit a Participant to elect to defer receipt of all or a portion of any Performance-Based Cash Award. To the extent applicable, any deferral under this Section 11.2(c) shall be made in a manner intended to comply with or be exempt from the applicable requirements of Section 409A. Notwithstanding the foregoing, the Committee may award an amount less than otherwise would be provided under the applicable level of attainment of the performance goals.

ARTICLE XII
CHANGE IN CONTROL PROVISIONS
12.1    Impact on Awards.
(a)    In the event of a Change in Control of the Company, a Participant’s Award shall be treated in accordance with any one or more of the following methods as determined by the Committee:
(i)    Awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 12.1(a)(iii)1.1, and Restricted Stock or other Awards may receive the same distributions as other Common Stock on such terms as determined by the Committee; provided that, the Committee may decide to award additional Restricted Stock or any other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, any assumption or substitution of Incentive Stock Options shall be structured in a manner intended to comply with the requirements of Treasury Regulation §1.424-1 (and any amendments thereto).
(ii)    Awards may be canceled in exchange for an amount of cash equal to the Change in Control Price (as defined below) per share of Common Stock covered by such Awards, less, in the case of an Appreciation Award, the exercise price per share of Common Stock covered by such Award. The “Change in Control Price” means the price per share of Common Stock paid in the Change in Control transaction, subject to adjustment as determined by the Committee for any contingent purchase price, escrow obligations, indemnification obligations or other adjustments to the purchase price after the consummation of such Change in Control.
(iii)    Appreciation Awards, whether or not then vested, may be canceled without payment if the Change in Control Price is less than the exercise price per share of such Appreciation Awards.
(b)    In the event of a Change in Control of the Company, except to the extent that an Award meeting the requirements of Section 12.1(c) (a “Replacement Award”) is provided to the Participant pursuant to Section 4.2 to replace an existing Award (the “Replaced Award”), upon a Change in Control, all then-outstanding Awards shall vest in accordance with paragraphs (i), (ii) and (iii) below.
(i)    Upon a Change in Control, a Participant’s then-outstanding Appreciation Awards that are not vested shall immediately become fully vested (and, to the extent applicable, all performance conditions shall be deemed satisfied at target performance or, if greater, based on actual performance as of the date of such Change in Control) and, subject to Section 12.1(a), exercisable over the exercise period set forth in the applicable Award agreement.
(ii)    Upon a Change in Control, subject to Section 12.1(a), a Participant’s then-outstanding Awards, other than Appreciation Awards, that are not vested and as to which vesting depends solely on the satisfaction of a service obligation by the Participant to the Company or any Subsidiary or Affiliate shall become fully vested and shall be settled in cash, shares or a combination thereof as provided for under the applicable Award agreement within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A).
(iii)    Upon a Change in Control, subject to 12.1(a), a Participant’s then-outstanding Awards, other than Appreciation Awards, that are not vested and as to which vesting depends upon the satisfaction of one or more Performance Conditions shall immediately vest and all Performance Conditions shall be deemed satisfied as if target performance was achieved, or, if greater, based on actual performance as of the date of such Change in Control. Notwithstanding that the applicable Performance Period, retention period or other restrictions and conditions have not been completed or satisfied, such Awards shall be settled pro rata, based on the proportion of the applicable performance period that lapsed through the date of the Change in Control, in cash, Shares or a combination thereof as provided for under the applicable Award agreement within thirty (30) days following such Change in Control (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A).
(c)    Definition of Replacement Award.
(i)    An Award shall meet the conditions of this Section 12.1(c)(i) (and hence qualify as a Replacement Award) if: (A) it is of the same type as the Replaced Award (or, it is of a different type than the Replaced Award, provided that the Committee, as constituted immediately prior to the Change in Control, finds such type acceptable); (B) it has an intrinsic value at least equal to the value of the Replaced Award; (C) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (D) its terms and conditions comply with Section 12.1(c)(ii); and (E) its other terms and conditions are not less favorable to the holder of the Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced

Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 12.1(c)(i) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control. Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are Appreciation Awards by reference to either their intrinsic value or their fair value.
(ii)    Upon an involuntary termination of service of a Participant (A) by the Company other than for Cause, or (B) to the extent specifically permitted in the Participant’s Award agreement, a termination by the Participant for “Good Reason”, in either case occurring within the two-year period which begins on the date of the Change in Control, unless otherwise specified in the award agreement and approved by the Committee as constituted prior to the Change in Control, all Replacement Awards held by the Participant shall become fully vested and free of restrictions and, in the case of Replacement Awards in the form of (x) stock options or stock appreciation rights shall be fully exercisable, (y) performance-based Awards shall be deemed to be satisfied at target level performance and paid pro rata (based upon the proportion of the applicable Performance Period that has lapsed through the date of the Participant’s involuntary termination of service) upon or within 60 days of such termination of service, or (z) service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within 60 days of such termination of service. Notwithstanding the foregoing, with respect to any Award that is considered deferred compensation subject to Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Section 409A.
12.2    Excess Parachute Payments. It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an “excess parachute payment” within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom.
Accordingly, the Participant may, at the Participant’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute “excess parachute payments,” and it shall be the Participant’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid “excess parachute payments” provided, however, that Participant must first surrender payments or benefits that are payable in the same calendar year as the event giving rise to such “excess parachute payment” and, if additional payments or benefits are surrendered, must then surrender payments or benefits that are payable in the immediately succeeding calendar year, and provided further that no payment or benefit that is surrendered shall affect the amount of payment or benefit payable in a subsequent calendar year.
ARTICLE XIII
TRANSFER RESTRICTIONS
13.1    Transfer Restrictions.
(a)    Stock Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine that a Non-Qualified Stock Option that otherwise is not Transferable pursuant to this section is Transferable to a Family Member in whole or in part, and in such circumstances, and under such conditions as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be Transferred subsequently other than by will or by the laws of descent and distribution and (ii) shall remain subject to the terms of the Plan and the applicable Award agreement.
(b)    Restricted Stock. The Participant shall not be permitted to Transfer shares of Restricted Stock prior to the date on which the underlying Common Stock is issued, or, if later, the date on which all restrictions applicable to such Restricted Stock lapse.
(c)    Restricted Stock Units. The Participant may not Transfer Restricted Stock Units or the Common Stock underlying such Awards prior to the date on which the underlying Common Stock is issued, or, if later, the date on which any restriction or deferral period applicable to such Common Stock lapses.
(d)    Performance Stock Units. The Participant may not Transfer Performance Stock Units or the Common Stock underlying such Awards prior to the date on which the underlying Common Stock is issued, or, if later, the date on which any restriction, performance or deferral period applicable to such Common Stock lapses.
(e)    Other-Stock-Based Awards. The Participant may not Transfer Other Stock-Based Awards or the Common Stock underlying such Awards prior to the date on which the underlying Common Stock is issued, or, if later, the date on which any restriction, performance or deferral period applicable to such Common Stock lapses.

(f)     Performance-Based Cash Awards. The Participant may not Transfer Performance-Based Cash Awards other than by will or by the laws of descent and distribution.
ARTICLE XIV
TERMINATION
14.1    Termination Provisions.
(a)    Stock Options.
(i)    Termination by Death or Disability. If a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable on the date of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year after the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(ii)    Involuntary Termination Without Cause. If a Participant’s Termination is by involuntary termination without Cause, all Stock Options that are held by such Participant that are vested and exercisable on the date of the Participant’s Termination may be exercised by the Participant at any time within a period beginning on the date of Termination and ending on the earlier of (A) 90 days after the date of such Termination, and (B) the expiration date of the stated term of such Stock Options.
(iii)    Voluntary Termination. If a Participant’s Termination is voluntary (other than a voluntary Termination described in subsection (iv)(2) below), all Stock Options that are held by such Participant that are vested and exercisable on the date of the Participant’s Termination may be exercised by the Participant at any time within a period beginning on the date of Termination and ending on the earlier of (A) 30 days after the date of such Termination, and (B) the expiration date of the stated term of such Stock Options.
(iv)    Termination for Cause. If a Participant’s Termination (1) is for Cause or (2) is a voluntary Termination after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall terminate and expire on the date of such Termination.
(b)    Restricted Stock.
(i)    Termination. Upon a Participant’s Termination for any reason during the Restriction Period, all Restricted Stock still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant, or, if no rights of a Participant are substantially impaired, thereafter.
(c)    Restricted Stock Units.
(i)    Termination. Upon a Participant’s Termination for any reason during the RSU Restriction Period, the Restricted Stock Units will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or, if no rights of the Participant are substantially impaired, thereafter.
(d)    Performance Stock Units.
(i)    Termination. Upon a Participant’s Termination for any reason during the Performance Period, the Performance Stock Units will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or, if no rights of the Participant are substantially impaired, thereafter.
(e)    Other Stock-Based Awards.
(i)    Termination. Upon a Participant’s Termination for any reason during the Performance Period, the Other Stock-Based Awards will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or, if no rights of the Participant are substantially impaired, thereafter.
(f)    Performance-Based Cash Awards.
(i)    Termination. No Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a Termination prior to the date such Performance-Based Cash Award is paid and the Performance-Based Cash Awards only shall be deemed to be earned when actually paid.

ARTICLE XV
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of the Plan, the Board, or the Committee (to the extent permitted by law), may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary or advisable to ensure that the Company may comply with any regulatory requirement referred to in Article XVII or Section 409A), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be substantially impaired without the consent of such Participant and, provided further, without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would:
(a)    increase the aggregate number of shares of Common Stock that may be issued under the Plan (except in accordance with Section 4.2);
(b)    change the classification of individuals eligible to receive Awards under the Plan;
(c)    reprice and/or extend the maximum term of Options;
(d)    other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Appreciation Awards, or cancel outstanding Appreciation Awards (where, prior to the reduction or cancellation, the exercise price exceeds the Fair Market Value on the date of cancellation) in exchange for cash, other Awards or Appreciation Awards with an exercise price that is less than the exercise price of the original Appreciation Awards;
(e)    require stockholder approval to the extent applicable to Incentive Stock Options under Section 422 of the Code; or
(f)    require stockholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.
Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award at any time without a Participant’s consent to comply with Section 409A or any other applicable law.
ARTICLE XVI
UNFUNDED PLAN
The Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.
ARTICLE XVII
GENERAL PROVISIONS
17.1    Notation. The Committee may require each Person receiving shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law related representations as the Committee shall request. In addition to any notation required by the Plan, book-entry accounts for such shares may include any notation that the Committee deems appropriate to reflect any restrictions on Transfer.
All book-entry accounts for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed or any national automated quotation system on which the Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a notation or notations to be put on any such book-entries to make appropriate reference to such restrictions. If necessary or advisable in order to prevent a violation of applicable securities laws or to avoid the imposition of public company reporting requirements, then, notwithstanding anything herein to the contrary, any stock-settled Awards may be paid in cash in an amount equal to the Fair Market Value on the date of settlement of such Awards.
17.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

17.3    No Right to Employment/Consultancy/Directorship. Neither the Plan nor the grant of any Award thereunder shall give any Participant or other Person any right to employment, consultancy or directorship by the Company or any Affiliate of the Company, or limit in any way the right of the Company or any Affiliate of the Company by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.
17.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash thereunder, payment by the Participant of, any Federal, state, local or other taxes required by law to be withheld in an amount at least equal to the statutory minimum amount of taxes required to be withheld; provided, however, at the Participant’s election, the Participant may request the Company withhold additional amounts up to the Participant’s maximum individual tax rate in each relevant jurisdiction applicable to the Participant at such time of withholding, so long as the withholdings do not result in an Award under this Plan being classified as a liability-based award in accordance with applicable accounting standards. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any required or permitted withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.
17.5    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided in the Plan or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any Person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such Person.
17.6    Listing and Other Conditions. If at any time counsel to the Company shall be of the opinion that any offer or sale of Common Stock pursuant to an Award is or may be unlawful or prohibited, or will or may result in the imposition of excise taxes on the Company, under the statutes, rules or regulations of any applicable jurisdiction or under the rules of the national securities exchange on which the Common Stock then is listed, the Company shall have no obligation to make such offer or sale, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to the Common Stock or Awards, and the right to exercise any Option or any Other Stock-Based Award that provides for a Participant-elected exercise shall be suspended until, in the opinion of said counsel, such offer or sale shall be lawful, permitted or will not result in the imposition of excise taxes on the Company. A Participant shall be required to supply the Company with any representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.
17.7    Governing Law. The Plan and matters arising under or related to it shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws that would cause the application of the law of another jurisdiction.
17.8    Construction. Unless a clear contrary intention appears: (a) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the Plan or any Award agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to the Plan as a whole and not to any particular article, section or other provision hereof; (g) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of the Plan; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is used in the inclusive sense of “and/or”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (k) reference to dollars or $ shall be deemed to refer to U.S. dollars.

17.9    Other Benefits. No Award, whether at grant or payment, shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or shall affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, unless expressly provided to the contrary in such benefit plan.
17.10    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to any Awards.
17.11    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and each Award to an individual Participant need not be the same.
17.12    Death/Disability. The Committee may require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary or advisable to establish the validity of the transfer of an Award. The Committee also may require that the transferee agree to be bound by all of the terms and conditions of the Plan.
17.13    Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or advisable for the administration and operation of the Plan and the transaction of business thereunder.
17.14    Section 409A. Although the Company does not guarantee to a Participant the particular tax treatment of any Award, all Awards are intended to comply with, or be exempt from, the requirements of Section 409A and the Plan and any Award agreement shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award constitutes “non-qualified deferred compensation” pursuant to Section 409A (a “Section 409A Covered Award”), it is intended to be paid in a manner that will comply with Section 409A. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or for any damages for failing to comply with Section 409A. Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:
(a)    A Termination of Employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 17.14(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s separation from service or, if earlier, on the date of the Participant’s death.
(b)    With respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, unless otherwise provided in the Award agreement at grant, the settlement of such Award shall not occur until the earliest of (i) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (ii) the date such Award otherwise would be settled pursuant to the terms of the applicable Award agreement, and (iii) the Participant’s “separation from service” within the meaning of Section 409A, subject to Section 17.14(a).
(c)    For purposes of Code Section 409A, a Participant’s right to receive any installment payments under the Plan or pursuant to an Award shall be treated as a right to receive a series of separate and distinct payments.
(d)    Whenever a payment under the Plan or pursuant to an Award specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
17.15    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate.

17.16    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
17.17    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.
17.18    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
17.19    Recoupment. All Awards granted or other compensation paid by the Company under the Plan, including any shares of Common Stock issued under any Award thereunder, will be subject to: (i) any compensation recapture policies adopted or established by the Board or a committee of the Board from time to time (including the Floor & Decor Holdings, Inc. Dodd-Frank Clawback Policy and the Floor & Decor Holdings, Inc. Incentive Compensation Recoupment Policy, or any successors thereto), as it deems advisable, to the extent permitted by applicable law and applicable stock exchange rules, and (ii) any compensation recapture policies to the extent required pursuant to any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable law) or the rules and regulations of any national securities exchange on which the shares of Common Stock are then traded.
17.20    Reformation; Permitted Disclosures.
(a)    If any provision set forth in the Plan or an Award agreement is found by any court of competent jurisdiction or arbitrator to be invalid, void or unenforceable or to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.
(b)    Nothing contained in this Plan or any Award agreement shall prohibit or prevent a Participant from (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the SEC, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of Federal law or regulations; (iii) otherwise fully participating in any Federal whistleblower programs, including any such programs managed by the SEC or the Occupational Safety and Health Administration; or (iv) receiving individual monetary awards or other individual relief by virtue of participating in any such Federal whistleblower programs.
(c)    Under the Federal Defend Trade Secrets Act of 2016, a Participant shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made (i) (A) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to a Participant’s attorney in relation to a lawsuit for retaliation against a Participant for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
17.21    Electronic Communications. Notwithstanding anything else herein to the contrary, any Award agreement, notice of exercise of an Option or any Other Stock-Based Award that provides for a Participant-elected exercise, or other document or notice required or permitted by the Plan or an Award that is required to be delivered in writing may, to the extent determined by the Committee, be delivered and accepted electronically. Signatures also may be electronic if permitted by the Committee. The term “written agreement” as used in the Plan shall include any document that is delivered and/or accepted electronically.
17.22    No Rights as Stockholder. Subject to the provisions of the Award agreement, no Participant shall have any rights as a stockholder of the Company with respect to any Award until such individual becomes the holder of record of the shares of Common Stock underlying the Award.
ARTICLE XVIII
EFFECTIVE DATE OF PLAN
The Plan was originally adopted by the Board on April 13, 2017 and was approved by the stockholders of the Company on April 13, 2017 (the “Effective Date”). The Plan, as amended and restated herein, was adopted by the Board on February 18, 2026. Following the Board’s adoption of the amended and restated Plan, the amended and restated Plan shall become effective upon the date on which the amended and restated Plan is approved by the stockholders of the

Company (the “Restatement Effective Date”), which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board.
ARTICLE XIX
TERM OF PLAN
No Award shall be granted on or after the tenth anniversary of February 18, 2026, provided that Awards granted prior to such tenth anniversary may extend beyond that date in accordance with the terms of the Plan.
EXHIBIT A
PERFORMANCE CRITERIA
Performance goals established for purposes of the grant or vesting of performance-based Awards of Restricted Stock, Performance Stock Units, Other Stock-Based Awards or Performance-Based Cash Awards that are intended to be “performance-based” shall be based on one or more of the following performance criteria (“Performance Criteria”):
(1)    enterprise value or value creation targets;
(2)    income or net income; operating income; net operating income or net operating income after tax; operating profit or net operating profit;
(3)    cash flow including, but not limited to, from operations or free cash flow;
(4)    specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other long-term or short-term public or private debt or other similar financial obligations, or other capital structure improvements, which may be calculated net of cash balances or other offsets and adjustments as may be established by the Committee;
(5)    sales, net sales, revenues, net income or earnings before income tax or other exclusions including earnings before interest, income tax, depreciation and amortization expenses (EBITDA);
(6)    same store sales performance or growth targets;
(7)    new store openings or new store performance;
(8)    operating margin; return on operating revenue or return on operating profit;
(9)    inventory turns, inventory productivity or inventory shrinkage;
(10)    return measures (after tax or pre-tax), including return on capital employed, return on invested capital; return on equity, return on assets, return on net assets;
(11)    market capitalization, earnings per share, fair market value of the shares of the Company’s Common Stock, franchise value (net of debt), economic value added;
(12)    total stockholder return or growth in total stockholder return (with or without dividend reinvestment);
(13)    proprietary investment results;
(14)    estimated market share;
(15)    expense management/control or reduction (including without limitation, compensation and benefits expense);
(16)    customer satisfaction;
(17)    technological improvements/implementation, new product innovation;
(18)    collections and recoveries;
(19)    property/asset purchases;
(20)    litigation and regulatory resolution/implementation goals;
(21)    leases, contracts or financings (including renewals, overhead, savings, G&A and other expense control goals);
(22)    risk management/implementation;
(23)    development and implementation of strategic plans or organizational restructuring goals;
(24)    development and implementation of risk and crisis management programs; compliance requirements and compliance relief; productivity goals; workforce management and succession planning goals;

(25)    employee satisfaction or staff development;
(26)    comparisons with various stock market indices;
(27)    growth measures, including revenue growth, as compared with a peer group;
(28)    working capital;
(29)    supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products);
(30)    financial ratios, including those measuring liquidity, activity, profitability or leverage;
(31)    occupancy costs and related metrics (including per square foot of leased premises and as a percentage of sales);
(32)    advertising efficiencies and returns (including advertising expense to sales percentage);
(33)    market penetration;
(34)    geographic business expansion;
(35)    customer growth;
(36)    formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance revenue or profitability or to enhance its customer base;
(37)    completion of a merger, acquisition or any transaction that results in the sale of all or substantially all of the stock or assets; or
(38)    such other performance criteria as determined in the Committee’s discretion.
All Performance Criteria may be based upon the attainment of specified levels of the Company (or Affiliate, Subsidiary, division, other operational unit, business segment or administrative department of the Company or any of its Affiliates) performance under one or more of the measures described above and may be measured relative to the performance of other corporations (or an Affiliate, Subsidiary, division, other operational unit, business segment or administrative department of another corporation or any of its Affiliates). Any goal may be expressed as a dollar figure, on a percentage basis (if applicable) or on a per share basis, and goals may be either absolute, relative to a selected peer group or index, or a combination of both.

FLOOR & DECOR TILE • WOOD • STONE

FLOOR & DECOR HOLDINGS, INC.
2500 WINDY RIDGE PARKWAY, SE
ATLANTA, GA 30339
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
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V83047-P44731 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLOOR & DECOR HOLDINGS, INC.

The Board of Directors recommends you vote "FOR" all director nominees.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Nada Aried	☐	☐	☐
1b. Norman Axelrod	☐	☐	☐
1c. William Giles	☐	☐	☐
1d. Dwight James	☐	☐	☐
1e. Melissa Kersey	☐	☐	☐
1f. Ryan Marshall	☐	☐	☐
1g. Bradley Paulsen	☐	☐	☐
1h. Thomas Taylor	☐	☐	☐
1i. Felicia Thornton	☐	☐	☐
1j. George Vincent West	☐	☐	☐
1k. Charles Young	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 2-4:	For	Against	Abstain
2. Ratify the appointment of Ernst & Young LLP as independent auditors for Floor & Decor Holdings, Inc.'s (the "Company") 2026 fiscal year.	☐	☐	☐
3. Approve, by non-binding vote, the compensation paid to the Company's named executive officers for the 2025 fiscal year.	☐	☐	☐
4. Approve the Company's Amended and Restated 2017 Stock Incentive Plan.	☐	☐	☐

Sign exactly as your name(s) appear(s) hereon. If shares of stock stand of record in the names of two or more persons, whether as joint tenants or otherwise, both or all of such persons should sign the proxy card. If shares of stock are held of record by a corporation, the proxy card should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the proxy card for a deceased stockholder should give their full title. Please date the proxy card.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V83048-P44731

FLOOR & DECOR HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 6, 2026 AT 1:00 PM EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints David V. Christopherson and Bryan H. Langley, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side hereof, all the shares of Floor & Decor Holdings, Inc. (the "Company") common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2026 Annual Meeting of Stockholders of the Company (the "Meeting"), to be held live via the Internet at **www.virtualshareholdermeeting.com/FND2026**, on Wednesday, May 6, 2026, at 1:00 p.m., Eastern Time, and at any adjournments or postponements thereof, with all powers which the undersigned would possess if present in person at the Meeting.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy will be voted: (a) "FOR" the election of all of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side